Exhibit 10.1

ONENECK IT SERVICES CORPORATION

OUTSOURCING SERVICES AGREEMENT

BETWEEN

ONENECK IT SERVICES CORPORATION

AND

ADEPT TECHNOLOGY, INC.

Dated: December 15, 2008

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THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE CONFIDENTIAL.

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OUTSOURCING SERVICES AGREEMENT
THIS OUTSOURCING SERVICES AGREEMENT (“Agreement”) is hereby entered into this 15th day of December 2008, (“Effective Date”) by and between OneNeck IT Services Corporation whose principal place of business is located at 5301 North Pima Road, Suite 100, Scottsdale, Arizona 85250 (“OneNeck”) and Adept Technology, Inc., whose principal place of business is located at 3011 Triad Drive, Livermore, California 94551 (“Client”). OneNeck and Client may hereinafter be collectively referred to as the “Parties”, each a “Party”.
RECITALS
WHEREAS, OneNeck is in the business of providing information technology outsourcing and facility management solutions, using various computing platforms, to provide Client with cost-effective and productive use of information technology;
WHEREAS, Client wishes to utilize OneNeck’s outsourcing and facility management services and expertise during the term of this Agreement to provide Client with a high-quality, cost-effective information systems environment to help ensure Client’s continued success in its respective industry; and
WHEREAS, OneNeck is willing to offer such outsourcing and facility management services based upon the terms and conditions as described in this Agreement and its attachments.
NOW THEREFORE, based upon the aforementioned recitals and the promises contained herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:
AGREEMENT
1.DEFINITIONS. As used in this Agreement and the attachments hereto (collectively, the “Documents”), the following terms shall have the following meanings, unless otherwise expressly indicated, with such definitions to be applicable to both the singular and plural use of the terms.
(a)“Additional Service” shall mean any service that is not included in the Initial Services. Upon Client’s election to receive Additional Services, such services shall be included in the term “Services,” defined herein below.
(b) “Affiliate” shall mean, with respect to a Party, any entity at any time Controlling, Controlled by, or under common Control with, such Party.
(c)“Change in Control” shall mean any event or series of events by which i) any person or entity or group of persons or entities shall acquire Control of another person or entity, or ii) in the case of a corporation, during any period of twelve (12) consecutive months commencing before or after the Effective Date, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.
(d)“Change Order” shall mean a request from either Party to seek a deviation from the Services then currently being provided by OneNeck in accordance with the Change Order Process.
(e)“Change Order Process” shall mean the method by which either Party may seeks a deviation from the Services then currently being provided to Client by OneNeck.
(f)“Client Data” shall mean any and all data and information of any kind or nature submitted to OneNeck by Client, or received by OneNeck on behalf of Client, in connection with the Services.
(g)“Commencement Date” shall mean the date on which OneNeck has completed the Transition for the processing of the Services.
(h)“Confidential Information” shall have the meaning set forth in Section 15 of this Agreement.
(i)“Contract Year” shall mean a period commencing on the first day of the month in which the Commencement Date occurs, and each anniversary thereof, and terminating on the last date of the month occurring one (1) year thereafter.
(j)“Control” shall mean the direct or indirect ownership of over 50% of the capital stock, or other ownership interest if not a corporation, of any entity or the possession, directly or indirectly, of the power to direct the management and policies of such entity by ownership of voting securities, by contract, or otherwise. “Controlling” shall mean having Control of any entity and “Controlled” shall mean being the subject of Control by another entity.
(k)“Damages” shall mean all direct, actual, and verifiable losses, liabilities, damages, and claims and related costs and expenses, including reasonable attorneys’ fees and court costs, costs of investigation, litigation, settlement, judgment, interest, and penalties, but excluding any and all consequential, incidental, punitive, and exemplary damages.
(l)“Effective Date” shall mean the date first set forth herein above.
(m)“Effective Date of Termination” shall mean the last day on which OneNeck provides Services to Client, excluding any Termination Plan services, following delivery of a notice of termination.
(n)“Entity” means a corporation, partnership, sole proprietorship, limited liability company, joint venture, or other form of organization, and includes the Parties hereto.
(o)“Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the Term, multiplied by the greater of: i) the Monthly Base Fee; or ii) the average monthly Base Fees payable by Client during the three-month period prior to the event giving rise to termination rights under this Agreement.
(p)“Expenses” shall mean all travel and lodging expenses incurred by OneNeck for Services provided to or on behalf of Client under this Agreement.
(q)“Initial Services” shall mean those services, set forth in Exhibits A-1 and A-2 attached hereto, to be provided by OneNeck under this Agreement as of the Effective Date.
(r)“Monthly Base Fee” shall mean the monthly fees payable by Client to OneNeck for those Services identified in Exhibits A-1 and A-2, or as set forth in Exhibit E.
(s)“Operations Center” shall mean the data center used by OneNeck to provide the Services under this Agreement.
(t)“Outsourcing System” shall mean the system utilized by OneNeck at the Operations Center to perform the Services set forth in this Agreement.
(u)“Service Boundary” shall mean that part of the Client network beginning at the output port(s) of the data communication routers located at OneNeck’s Data Center, extending through the network interface cards of the Client Host Servers located at OneNeck’s Data Center and including all servers and equipment listed in Exhibits H-1 and H-2 under the management of OneNeck and the network that is managed by OneNeck, and ending with and including the Host Servers.
(v)“Service Appendix” shall mean each attached appendix which sets forth the Services to be performed and, if applicable, the Service Levels to be achieved with respect to a particular Service, as provided in Exhibits A-1 and A-2 attached hereto (collectively the “Service Appendices”).
(w)“Service Level” shall mean the performance level, expectation, and measurement required of OneNeck and agreed upon by the Parties, as more particularly described in Exhibit A-2, attached hereto, and other such levels as may be set forth in Exhibit A-1 or as may be added to this Agreement from time to time.
(x)“Services” shall mean the services, functions, and responsibilities described in this Agreement to be performed by OneNeck during the Term hereof.
(y)“Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property, or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any Service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by OneNeck’s net income, capital stock or net worth.
(z)“Term” shall mean the Initial Term and any renewals thereof, unless this Agreement is earlier terminated in accordance with its provisions.
(aa)“Third Party” shall mean any entity other than the Parties or any Affiliates of the Parties and shall include any subcontractors of the Parties.
2.TERM. The Term of this Agreement shall commence on the Effective Date and continue for a period of thirty six (36) months following the Commencement Date (“Initial Term”). The Initial Term shall automatically renew for subsequent terms of twelve (12) months (“Renewal Term”) unless and until terminated by either Party upon written notification of not less than six (6) months prior to the completion of the then current Renewal Term. Each successive Renewal Term shall commence on the anniversary of the Effective Date following the Initial Term. In addition, Client may, at the end of the Initial Term or any Renewal Term, renew this Agreement for a specific period of time and at a Service Fee to be mutually agreed upon by the Parties.
3.APPOINTMENT.
(a)    Performance by OneNeck’s Affiliates. Client understands that actual performance of the Services may be made by the divisions, subsidiaries and/or Affiliates of OneNeck and that OneNeck has the right from time to time to subcontract certain of the Services to third party providers. However, at no time shall OneNeck subcontract a material portion of the Services. For purposes of this Agreement, performance of the Services by any division, subsidiary and/or Affiliate of OneNeck or by any such subcontractors shall be deemed performance by OneNeck itself.
(b)    Third Party Services. Client has the right to contract with a third party to perform any service or provide any products in addition to or outside the scope of Services outlined in this Agreement. OneNeck shall cooperate with Client and such third party to the extent reasonably required by Client. Client agrees to consider recommendations from OneNeck regarding technical architecture or environment for any such third party service. OneNeck shall have no liability to Client for such third party products or services.
4.TRANSITION. In the event OneNeck has, in consultation with Client, developed a customized plan for the Transition (“Transition Plan”), such Transition Plan shall be more fully set forth in detail in a separately executed Professional Services Agreement, with attached Statements of Work, by and between OneNeck and Client. The Transition Plan shall set forth the criteria mutually agreed to by the Parties. In any event, each Party shall cooperate with all reasonable requests of the other Party made necessary to effectuate Transition in a timely and efficient manner.
5.SERVICES.
(a)    Outsourcing Services. OneNeck shall provide for Client those outsourcing services, as set forth specifically in Exhibits A-1 and A-2 and other exhibits, attached hereto and incorporated herein by this reference (“Services” each a “Service”), in accordance with the terms and conditions as set forth herein. All Services and communications, both written and verbal, shall be communicated in the English language, unless otherwise agreed upon in a signed writing by the Parties. OneNeck shall provide the Services from its Data Center (“Operations Center”). Client may, from time to time, select Additional Services as may be mutually agreed upon by the Parties, which shall be incorporated herein by a properly executed written amendment attached hereto. UNLESS OTHERWISE AGREED UPON IN WRITING, THE SERVICES BEING PROVIDED TO CLIENT AND ITS AFFILIATES ARE FOR INTERNAL USE ONLY BY AUTHORIZED PERSONNEL OF CLIENT AND MAY NOT BE RESOLD OR MADE AVAILABLE BY CLIENT OR ITS AFFILIATES TO ANY THIRD PARTY.
(b)    Service Quality. The Parties hereby acknowledge the critical nature of the services rendered by OneNeck under this Agreement to the continued viability of Client’s business operations. Therefore, the Parties agree to exercise their best efforts to work together, as a team, to maximize the quality of the Services at any and all times including those times when some form of dispute may be pending between the Parties. OneNeck shall produce a monthly report (“Quality of Service Report”) which report is more particularly described in Section 6(e), and said reports shall be submitted in conformance with the terms set forth in Exhibit C attached hereto and incorporated herein by reference.
(c)    Adding Services. In the event that either Party desires to add, amend or modify any Initial Service, Service Level, Service Fees, third-party software, or Client Location, such Party shall notify the other Party of such request, as described in Section 9.
(d)    Additional Services. OneNeck shall be reasonably available from time to time during the Term hereof to assist Client with Additional Services, with billing rates for such Additional Services, if applicable, at such rates as agreed upon by the Parties and/or as set forth in a separate Professional Services Agreement. Additional Services shall be subject to a signed amendment, attached hereto, or the separate Professional Services Agreement between the Parties. OneNeck shall not unreasonably refuse to provide additional core services critical to the ongoing operation of the Data Center.
(e)    Sarbanes-Oxley Compliance. OneNeck acknowledges that Client may suffer a material adverse impact if OneNeck fails to provide Services in a manner consistent with Sarbanes-Oxley controls. As such, OneNeck will, subject to the Change Order Process, (a) implement and execute regulatory controls as agreed between the parties, (b) maintain and provide access to system logs/history for testing, and (c) cooperate in the implementation and maintenance of Client's regulatory requirements.
6.SERVICE LEVELS.
(a)    Service Levels. OneNeck shall perform the Services in accordance with the Service Levels, as more particularly described in the Service Appendices. OneNeck shall ensure that performance of the Services meets or exceeds the applicable Service Levels for each Service performed. OneNeck and Client shall review the Service Levels during the last quarter of each calendar year, and may agree to adjust the Service Levels to reflect appropriate changes in circumstances, including without limitation, adjusting Service Levels to reflect improved performance capabilities associated with advances in the technology and methods used generally to perform similar services. Any such mutually agreed upon adjustments shall be by Change Order.
(b)    Service Level Setting. The Parties shall set a corresponding Service Level, and classify and identify, on Exhibit A-2 “Service Level Appendix”, the corresponding Service Level as follows.
(i)Absolute Service Level. “Absolute Service Level” shall mean either a) a Service Level which is known with certainty by the Parties as of the effective date of the applicable Service Appendix and is subject to change only in accordance with the Change Order Procedures set forth in Section 9(b), or b) a Service Level which is initially a Target Service Level or Service Level Goal but which became adjusted to an Absolute Service Level pursuant to Section 6(c).
(ii)Target Service Level. “Target Service Level” shall mean a Service Level which, as of the effective date of the applicable Service Appendix, is a Service Level for which the Parties have some knowledge on which to base an estimate, but are difficult to ascertain with sufficient certainty and, therefore, represent good faith estimates of what such level should be for the corresponding Service or are Service Levels which require time for OneNeck to understand and manage prior to becoming Absolute Service Levels which immediately render Service Credits if not met.
(c)    Adjusting Service Levels. After three (3) months following the effective date of any Target Service Levels hereunder (the “Measurement Period”), and starting on the fourth month, the Target Service Levels will change to Absolute Service Levels based upon the following:
(i)    If OneNeck has failed to meet the established Target Service Levels during the Measurement Period despite making best efforts to do so, except as provided for in Section 6(f), the Parties shall negotiate in good faith to equitably adjust the applicable Service Fees to reflect OneNeck’s failure to meet the applicable Service Levels and to appropriately adjust the corresponding Service Level. In such a case, the Availability Production Absolute Service Level will not be less than 99.0% and the Availability Absolute Non-Production Service Level will not be less than 98%.
(d)Service Level Termination. Following the Measurement Period, should OneNeck fail to meet the “Minimum Service Level” (as defined below) in any two (2) months during a four month period, Client may, at Client’s sole election, terminate the applicable Service or this Agreement, effective two (2) months after Client gives OneNeck notice of such intent to terminate, with no further obligation to OneNeck with respect to such terminated Service. For purposes of this Agreement, a failure to meet the “Minimum Service Level” shall occur when the Service Credits due to Client equal 20% of the Service Fees or more during a month.
(e)Quality of Service Reports. OneNeck shall submit Quality of Service Reports to Client in accordance with the terms, format, and content set forth herein and in Exhibit C. Such reports shall be produced by OneNeck within fifteen (15) calendar days after the end of each calendar month covering the prior calendar month. Client shall have the right to audit the Quality of Service Reports using data from Client’s logs or from the network and service management tools, and shall note any discrepancies Client may encounter during the review meetings, which meetings are described in Exhibit A-1. At Client’s request or as the Parties agree, reported items may be added or amended as necessary. In addition to the Quality of Service Reports described herein, OneNeck shall provide additional reports to Client as Client may request and as the Parties may mutually agree upon.
(f)Service Credits. OneNeck recognizes that its failure to meet the Absolute Service Levels may have a material adverse impact on Client’s business and operations, and that the damage may be difficult to measure precisely. Accordingly, in the event that OneNeck fails to meet the Services Levels for reasons other than those set forth in Section 6(g) below, Client may recover, as its sole monetary remedy for failure to meet the Absolute Service Levels, the Service Credits specified in Exhibit D as liquidated damages; except where such failure or multiple failures rises to the level of a breach of this Agreement, whereupon Client shall retain its right to claim breach of contract. In the event of a termination, cancellation, or other end to this Agreement, Client shall retain the right to invoice OneNeck for any Service Credits due and owing.
(g)Exclusions. Degradations of the Outsourcing System performance shall not constitute OneNeck’s failure to meet applicable Service Levels, to the extent any such failure is attributable to any one or more of the following causes (collectively, “Exclusions”): i) Events of Force Majeure; ii) Acts or omissions of third party vendors not under the control or management of OneNeck (including any vendors contracted by OneNeck); iii) Failures to meet Service Levels while operating under a disaster recovery plan; iv) acts or omissions of Client; and v) any and all third party hardware and/or software failures, except where such hardware and/or software is provided and managed by OneNeck.
7.SERVICE FEES.
(a)    Fees and Taxes. Client shall pay for the Services invoiced under this Agreement in accordance with the schedule of charges, as set forth in Exhibit E attached hereto and incorporated herein by reference. OneNeck shall invoice all fixed service fees by the fifth (5th) day of each month in which Services are to be performed, and shall invoice variable service fees by the tenth (10th) day of each month following any month in which Services were performed. Client shall pay all sales, use, excise, and other similar taxes assessed as a result of the Services provided under this Agreement. Notwithstanding the foregoing, Client shall not be responsible for paying any taxes upon the real, personal, or intangible property of OneNeck, or upon the net income or profits of OneNeck.
(b)    Payment Obligation. Except as expressly provided herein, it is the intention of the Parties that all Service Fees payable by Client under this Agreement shall be, and continue to be, payable throughout the term hereof, except for Client’s application of any Service Credit (as described under Exhibit D) as awarded by OneNeck.
(c)    Late Payments. Client’s payment for Services shall be deemed late when Client fails to remit payment, which is not being disputed in good faith, within forty-five (45) days of the date of invoice and upon notice thereof by OneNeck. Any late payment shall bear interest at the rate of one and one half percent (1½%) per month or the maximum rate allowed under law, whichever is greater, or fraction thereof until paid in full, beginning at the following invoice date.
(d)    Expenses. All expenses incurred by OneNeck in connection with the provision of Services, excluding travel expenses, are included in the Service Fees. Client shall reimburse OneNeck for reasonable, actual, documented expenses incurred by OneNeck associated with any travel or Additional Services, as approved by Client.
(e)    Modifications. The Service Fees and charges payable by Client under this Agreement shall be subject to the increases set forth in Exhibit E, or as otherwise provided in this Agreement or agreed upon by the Parties in writing.
8.EQUIPMENT.
(a)    OneNeck Equipment. OneNeck shall provide and maintain the computer software and hardware devices, if any, as described in Exhibit H-1, attached hereto, at the locations specified therein. Client shall protect OneNeck Equipment and shall pay for any loss or damage to OneNeck equipment while in Client’s possession or control except to the extent such loss or damage is caused by OneNeck, normal wear and tear excepted. Client shall not make unauthorized repairs or changes to OneNeck Equipment nor remove any proprietary markings or identification tags. All OneNeck Equipment shall remain the personal property of OneNeck. OneNeck shall be provided prompt access to Client’s location(s) at any time upon reasonable advance notice to inspect, maintain, replace or remove OneNeck Equipment.
(b)    Client Equipment. Client shall provide the computer software and hardware devices, as described in Exhibit H-2 attached hereto, at the Operations Center for OneNeck’s use in providing the Services. OneNeck shall not use Client Equipment for any purpose other than to provide services to Client. OneNeck shall protect Client’s Equipment and shall pay for any loss or damage to Client Equipment while in OneNeck’s possession or control except to the extent such loss or damage is caused by Client, normal wear and tear excepted. OneNeck shall not make unauthorized repairs or changes to Client Equipment nor remove any proprietary markings or identification tags. All Client Equipment shall remain the personal property of Client. Client shall be provided prompt access to the Operations Center at any time upon reasonable advance notice to inspect, maintain, replace, or remove, as set forth in this Agreement, Client Equipment.
(c)    Additional Equipment. As part of the Services, OneNeck shall obtain on behalf and at the expense of Client any additional hardware or software requested by Client (“New Equipment”). OneNeck shall 1) make commercially reasonable efforts to identify any such New Equipment at a commercially competitive cost/expense, and 2) upon the request of Client, act as agent for Client in acquiring the New Equipment on behalf of Client. OneNeck shall, upon request of Client, purchase or lease such New Equipment on behalf of Client. All rights in and title to any New Equipment purchased by OneNeck on behalf of Client, and paid for by Client, shall belong to Client.
(d)    Maintenance and Repairs. Each Party shall, during the term of this Agreement, maintain in full force and effect a maintenance service contract with the manufacturers of its Equipment, wherever located, or some other recognized and reliable maintenance services provider (“Maintenance Organization”) covering at least prime shift maintenance of its Equipment. Neither Party shall use or permit use of its Equipment for any purpose for which, in the opinion of the manufacturer of such Equipment or the Maintenance Organization, such Equipment is not designed or intended to be used.
(e)    Existing Architecture. OneNeck shall comply with Client’s information management technical architecture and product standards existing as of the Effective Date and as may be later modified by Client during the term hereof and obtain Client’s prior approval for any deviation from such standards.
9.CHANGE ORDER.
(a)    Types of Change Orders. Either Party may request change orders during the Term of this Agreement. The procedure by which changes are proposed and instituted is contingent upon the type of change desired. In general, the two types of changes are: (i) Service Changes and (ii) Systems Changes. Each as is more particularly described below.
(i)    Service Change. The Parties shall use the Service Change Order Procedure for changes to the Agreement where the type of change requested relates to changes, deletions, or additions to the Services, Service Levels, or any other information contained in the Service Appendices.
(ii)    Systems Change. The Parties shall use the Systems Change Control Procedure where changes or modifications are requested which do not require significant change to Services or Service Levels, but which changes usually need to be installed or implemented when the system is down or inactive. Examples of such system changes include initialization of system files, hardware replacements, cabling changes, or system software upgrades.
(b)    Procedures. The Change Order management procedures shall be agreed upon by the Parties and documented in the Management Procedures Manual for Client.
(i)    Either Party may submit a Change Order outlining the requested change(s) to Services. The Parties will consult concerning the time and effort required as well as the schedule for the requested change. Services which require OneNeck to expend resources beyond its current efforts (e.g. for illustration purposes only, a change requiring extensive testing in a test environment, a significant increase in recurring support level costs, or significant out of pocket costs to OneNeck) shall result in additional fees. Minor upgrades or changes (e.g. for illustration purposes only, changes to configuration parameters, or updates & modifications that result in documentation or simple process changes) shall not result in additional fees. Any additional fees due to OneNeck shall be in accordance with the rates set forth in Exhibit E. Change Orders will not be completed without the mutual written consent of the Parties.
(c)    Pending Change Order Requests. During any of the aforementioned change order procedures, the scope of Services, Service Levels and Service Fees, as provided herein and in the then-current Service Appendices and exhibits, shall remain in full force and effect.
10.TERMINATION.
(a)    For Convenience. OneNeck shall provide Client with thirty (30) days prior written notice of Client’s right to renew the Agreement in accordance with this Agreement. Client may terminate this Agreement for any reason or no reason, at its convenience, by providing OneNeck a minimum six (6) months prior written notice; provided that if notice of termination is provided by Client during the first twenty-three (23) months of the Agreement, starting from the Effective Date, Client pays OneNeck an early termination fee (“Termination Fee”) in an amount equal to fifty percent (50%) of the Estimated Remaining Value. The Termination Fee shall apply to any early termination of this Agreement other than pursuant to termination of this Agreement by Client under Sections 10(b), 10(c) or 6(d). In addition, in the event this Agreement is terminated pursuant to this Section during the Initial Term, Client shall indemnify OneNeck for the unamortized cost of the Transition, where the unamortized cost is the original Transition cost ($32,412) less the cumulative amortization, assuming three (3) years amortization.
(b)    For Cause. In the event either Party fails to perform any of its material obligations under this Agreement and defaulting Party fails to substantially cure such default within forty-five (45) days after receiving written notice specifying the nature of the default, then the non-defaulting Party may, by giving notice to the other Party, terminate this Agreement as of the date specified in such notice of termination.
(c)    For Insolvency. In addition to the termination rights set forth in Sections 10(a), 10(b) and 6(d), subject to the provisions of Title 11, United States Code, if either Party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency, or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, renewal, or readjustment of all or substantially all of its obligations, then the other Party, by giving written notice to such Party, may terminate this Agreement as of the date specified in such notice of termination.
(d)    Procedures. Upon termination or expiration of this Agreement and for a period not to exceed six (6) months from the effective date of such termination or expiration, OneNeck shall provide, upon Client’s request, (i) the transition/migration assistance more particularly set forth in Exhibit G “Termination Plan,” and (ii) all information and assistance necessary to ensure the smooth orderly transition of responsibility of the Services to Client or its designee (“Termination Assistance”). The Parties shall meet and agree upon a written termination/expiration transition plan within thirty (30) days after the receipt of any termination notice or, if the Agreement will not be renewed, then at least ninety (90) days prior to expiration. OneNeck shall provide such Termination Assistance on a time and materials basis at the rates set forth in Exhibit E, unless termination was “For Cause” or termination under Section 6(d) whereupon OneNeck shall provide such assistance for up to one hundred (100) hours without charge with any additional time to be billed at the rates set forth in Exhibit E. Nothing contained herein shall obligate Client to receive Termination Assistance from OneNeck.
11.DAMAGES. Each Party shall be liable to the other Party solely for damages arising out of or relating to its respective performance or failure to perform under this Agreement, as set forth more fully below:
(a)    Client Breach. Subject to Sections 11(c) and (e), should OneNeck terminate this Agreement pursuant to Section 10(b), Client shall pay damages to OneNeck incurred as a result of the breach.
(b)    OneNeck Breach. Subject to Sections 11(c) and (e), should Client terminate this Agreement pursuant to Section 10(b), OneNeck shall:
(i)    cooperate with Client in implementing the termination procedures set forth in Section 10(d), and
(ii)    pay Client for damages incurred as a result of the breach.
(c)    Consequential Damages. Other than with regard to a violations of confidentiality, security obligations under this Agreement or costs or damages that result from an indemnification claim or obligation (collectively, “Excluded Items”), neither Party shall be liable, whether in contract, tort (including negligence), or otherwise, for any indirect, incidental, punitive, special, exemplary, or consequential damages or amounts for loss of income, profits, or savings arising out of or relating to performance or failure to perform under this Agreement, even if such offending Party has been advised of the possibility of such losses or damages. Nor shall the measure of any award include such damages or amounts. Such limit of liability shall not apply in cases involving gross negligence on the part of the offending Party.
(d)    Equitable Relief. Either Party may seek equitable remedies, including specific performance and injunctive relief, for a breach of the other Party’s obligations under this Agreement. The Parties further agree that violation by one Party of the provisions contained in Sections 15 and 16 would cause irreparable harm to the other Party not adequately compensable by monetary damages. Thus, in addition to other relief, it is agreed that temporary and permanent injunctive relief is an appropriate remedy to prevent any actual or threatened violation of such provisions or to enforce such provisions according to their terms. The prevailing party in an action for injunctive relief under this Section shall be entitled to recover its costs of enforcement, including reasonable attorneys’ fees.
(e)    Limitation of Liability. Except with respect to Excluded Items, notwithstanding any provision in this Agreement, neither Party’s total liability under this Agreement shall exceed total amounts payable or payments made to OneNeck by Client under this Agreement during the eighteen (18) months prior to the event. If this Agreement is terminated for breach less than eighteen (18) months following the Effective Date, the party’s total liability shall be the average monthly payments made to OneNeck by Client following the Effective Date, multiplied by eighteen (18).
(f)    Liquidated Damages. Client acknowledges that OneNeck may suffer a materially adverse impact on its business if this Agreement is terminated by Client under Section 10(a) and that the resulting damages may not be susceptible of precise determination. Client acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.
12.INDEMNITY.
(a)    Indemnity by Client. Client shall indemnify and hold OneNeck harmless from and against any and all third party losses, claims, expenses (including reasonable attorney’s fees), suits, damages, costs, demands, or liabilities arising out of or relating to: i) the inaccuracy or untruthfulness of any material representation or warranty made by Client to OneNeck; ii) a material violation of Federal, state, or other laws or regulations including for the protection of persons or members of a protected class or category of persons by Client or its employees or agents; iii) sexual discrimination or harassment by Client or its employees or agents; iv) work-related injury or death caused by Client or its employees or agents; v) the data, information, and instructions furnished by Client pursuant to Section 14(a)(ii); and vi) any alleged or actual infringement or misappropriation of third party proprietary rights by Client’s Data or Client Equipment. Client shall be responsible for any costs and expenses incurred by OneNeck in connection with the enforcement of this Section 12(a), including, but not limited to, reasonable attorney’s fees.
(b)    Indemnity by OneNeck. OneNeck shall indemnify and hold Client harmless from and against any and all third party losses, claims, expenses (including reasonable attorney’s fees), suits, damages, costs, demands, or liabilities arising out of or relating to: i) any allegation or actual claim by a third party that the Services or OneNeck’s or its agents’ or contractors’ software or intellectual property used to provide the Services infringe upon any United States patent, copyright, trademark, or other proprietary right of a third party; ii) any claim by a third party with respect to services or systems provided by OneNeck to a third party; iii) the inaccuracy or untruthfulness of any representation or warranty made by OneNeck to Client; iv) a material violation of Federal, state, or other laws or regulations including for the protection of persons or members of a protected class or category of persons by OneNeck or its employees or agents; v) sexual discrimination or harassment by OneNeck, its employees, or agents; vi) work-related injury or death caused by OneNeck, its employees, or agents; vii) tangible personal or real property damage resulting from OneNeck’s negligent acts or omissions; and viii) any alleged or actual infringement or misappropriation of third party proprietary rights by OneNeck technology or intellectual property. OneNeck shall be responsible for any costs and expenses incurred by Client in connection with the enforcement of this Section 12(b), including, but not limited to, reasonable attorney’s fees.
13.DISPUTE RESOLUTION.
(a)    Party Representatives. Except for certain emergency judicial relief authorized under Section 11(d) which may be brought at any time, the Parties agree that all disputes between them shall be submitted for informal resolution to their respective chief operating officers. Any remaining or unresolved dispute shall be submitted to a court as a matter under law.
(b)    Choice of Law. The validity, construction, and interpretation of this Agreement and the rights, duties, and obligations of the Parties hereto shall be governed by the laws of the State of Delaware.
(c)    Venue and Jurisdiction. The Parties consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against such Party or the assets of such Party.
(d)    Continuity of Performance. OneNeck acknowledges that the provision of the Services is critical to the business and operations of Client. Accordingly, in the event of a dispute between the Parties, during the pendency of the dispute resolution proceedings described in this Section 13, OneNeck shall continue to provide the Services and Client shall continue to pay any undisputed amounts to OneNeck.
14.REPRESENTATIONS and WARRANTIES.
(a)    By OneNeck. OneNeck represents and warrants that: i) it is a corporation validly existing and in good standing under the laws of the State of Arizona; ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; iii) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; iv) in connection with performing its obligations under this Agreement, it shall comply with all applicable Federal, state and local laws and regulations and has obtained all necessary applicable permits, rights and licenses; v) it is the owner, or otherwise has the right (or shall acquire the right, as appropriate) to any writing or work of authorship created by OneNeck in the course of performing the Services (“Developed Software”) and that the Developed Software and the provision of the Services hereunder will not infringe upon the United States or European Union proprietary rights of any third party; vi) each of its employees providing Services hereunder shall have the proper training, skill and background, and that all Services shall be performed in a workmanlike manner consistent with good practice in the industry; vii) the Services shall be performed in accordance with the provisions of this Agreement; viii) the entering into and performance of this Agreement will not violate any judgment, order, law, or regulation applicable to OneNeck, or any provision of OneNeck’s Articles of Incorporation or by-laws; ix) shall use professional industry standards to secure information and data stored on the OneNeck system and transported from the OneNeck System to Client or to third parties; and x) there are no actions, suits, or proceedings pending, or to the knowledge of OneNeck, threatened, before any court or administrative agency, arbitrator, or governmental body which will, if determined adversely to OneNeck, materially adversely affect its ability to perform its obligations under this Agreement or any related agreement to which it is a party. The foregoing representations and warranties shall survive the execution and delivery of this Agreement and any amendments hereto.
(i)    Limitation. OneNeck shall perform all Services in a commercially reasonable manner and compatible with accepted industry standards and practices. However, OneNeck does not represent or warrant that the Services will be entirely free from error or defect.
(ii)    Reliance on Data Supplied. OneNeck will perform the Services set forth in this Agreement on the basis of certain data, information, and instructions furnished by Client. OneNeck shall be entitled to reasonably rely upon any such data, information, or instructions provided by Client. If any error results from incorrect data, information, or instructions supplied by Client, OneNeck shall not be liable to the extent any damages or delays arise therefrom and Client shall be responsible for discovering and reporting such error and supplying the data, information, or instructions necessary to correct such error upon notification and assistance from OneNeck. Client is ultimately responsible for the adequacy and accuracy of all Data provided to OneNeck by Client; provided, however, that OneNeck shall maintain the adequacy and accuracy of the Data while said Data is within the Service Boundary or otherwise in OneNeck’s possession and control. Furthermore, OneNeck shall be responsible for the correction of all errors in the adequacy and accuracy of the Data as OneNeck is notified of such errors by Client. Regardless of the foregoing, OneNeck shall be responsible to recognize when information, data, or instructions do not correlate with information technology industry standards.
(b)    By Client. Client represents and warrants that: i) Client is a corporation validly existing and in good standing under the laws of Delaware; ii) Client has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement; iii) no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; iv) the entering into and performance of this Agreement will not violate any judgment, order, law, or regulation applicable to Client, or any provision of Client’s Articles of Incorporation or by-laws; and v) there are no actions, suits, or proceedings pending, or to the knowledge of Client, threatened, before any court or administrative agency, arbitrator or governmental body which will, if determined adversely to Client, materially adversely affect its ability to perform its obligations under this Agreement or any related agreement to which it is a party. The foregoing representations and warranties shall survive the execution and delivery of this Agreement and any amendments hereto.
(c)    Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF ONENECK AND CLIENT, RESPECTIVELY, SET FORTH IN THIS AGREEMENT, ONENECK AND CLIENT DISCLAIM ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED, OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
15.CONFIDENTIALITY.
(a)    Confidential Information. Each Party hereby acknowledges that it may be exposed to confidential information belonging to or supplied by the other Party or relating to its affairs including, without limitation, the Data, software, business plans and procedures, the terms of this Agreement, and other information that may be marked as confidential or if unmarked, is information that a reasonable person, under the circumstances, would understand to be confidential (“Confidential Information”). Confidential Information of a Party shall mean all confidential or proprietary information and documentation of such Party, whether or not marked as such, that a reasonable person, under the circumstances, would deem confidential. Confidential Information shall not include: i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; ii) information independently developed by the receiving party; iii) information received from a third party not under a confidentiality obligation to the disclosing party; or iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The Parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither Party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other Party’s Confidential Information available to any third party without the prior written consent of the other Party.
(b)    Nondisclosure Covenant. The Parties agree that the Confidential Information provided by each to the other shall be kept in strict confidence by the receiving Party and shall not be used or disclosed except as such use or disclosure is reasonably necessary for the performance of the receiving Party’s obligations hereunder, or such is required by applicable laws or regulations or the order of any court or governmental agency. In any such case where disclosure is so required, the disclosing Party shall be responsible for enforcement of the non-disclosing Party’s confidentiality obligation.
(c)    OneNeck’s Confidential Information. Without limiting the generality of Confidential Information, OneNeck’s information, including business information or information about OneNeck’s customers or vendors, computer programs and software, documentation, methodologies, training aids and manuals, and procedures, belonging exclusively to OneNeck shall be treated as Confidential Information and Client shall not disclose, sell, assign, lease, or otherwise make available any such information to any third party or entity, other than its employees who require such information to perform their duties, and shall remain the property of OneNeck, eligible for reuse/resale.
(d)    Client’s Confidential Information. Without limiting the generality of Confidential Information, Client’s Data and any Client technology, methodologies, products, business information or information about Client’s customers or vendors shall be treated as Confidential Information and shall not be disclosed, sold, assigned, leased, or otherwise made available to any third party or entity by OneNeck without Client consent, except to OneNeck’s employees who require such information to perform their duties.
(e)    Degree of Care. Each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses in safeguarding its own Confidential Information, but in no event shall less than due diligence and care be exercised.
16.PROPRIETARY RIGHTS.
(a)    Client Data. Client shall remain the sole and exclusive owner of all Client Data, Client technology and intellectual property, including any improvements or enhancements thereto, and other Confidential Information (as herein above defined), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Client Data and other Confidential Information may upon Client’s prior approval, however, be subject to examination by the appropriate auditors to the same extent as if such information were on Client’s premises. Upon Client’s request and at Client’s expense, OneNeck shall promptly provide to Client copies of any and all Client Data on media designated by Client, in the format on which it resides on the Outsourcing System.
(b)    Use of Client Data. Client Data shall not be: i) used by OneNeck other than in connection with providing the Services; ii) disclosed, sold, assigned, leased, or otherwise provided to third parties by OneNeck or OneNeck’s subcontractors; or iii) commercially exploited by or on behalf of OneNeck or OneNeck’s subcontractors. OneNeck shall adequately identify the Client Data as Client’s property and secure the Client Data.
(c)    OneNeck Equipment and Outsourcing System. Client acknowledges that it has no rights in any software, hardware, systems, documentation, guidelines, procedures, methodologies, and similar related materials or processes, or any modifications thereof, provided by OneNeck, except with respect to Client’s use of the same during the Term in OneNeck’s provision of the Services. Any software modifications developed by OneNeck under this Agreement or any technology, methodologies, systems, scripts or agents used or developed by OneNeck (“Tools”) shall be the proprietary property of OneNeck and shall be owned exclusively by OneNeck, and Client shall receive a perpetual, royalty-free, nonexclusive, irrevocable right and license to use such proprietary software or Tools. OneNeck shall not have any rights to any software or documentation, methodologies, or systems developed by OneNeck, and paid for by Client outside the Base Service Fees, specifically for and at the request of Client and such items shall be deemed ‘works made for hire’ and OneNeck hereby assigns all of its rights title and interest to such documentation, methodologies, software or systems to Client.
(d)    Client Equipment. OneNeck acknowledges that it has no rights in any software, hardware, systems, documentation, guidelines, procedures, and similar related materials or processes, or any modifications thereof, provided by Client, except with respect to OneNeck’s use of the same during the Term of OneNeck’s provision of the Services. Client shall take whatever action is necessary for OneNeck to be provided with nonexclusive rights and/or licenses to use software provided by Client for use by OneNeck in providing the Services.
(e)    Security. Each Party shall establish and maintain safeguards against the destruction, loss, or alteration of Client Data, the Outsourcing System, and OneNeck and Client Equipment that shall be no less rigorous than those data security policies in effect to protect that Party’s similar confidential and proprietary information. In the event either Party discovers or is notified of a breach or potential breach relating to Client Data, the Outsourcing System, or OneNeck and Client Equipment, that Party shall immediately notify the other Party’s Account Representative of such breach or such potential breach and investigate such breach or such potential breach, and inform the other Party of the results of such investigation.
17.DISASTER RECOVERY.
(a)    Disaster Recovery Plan. Upon the request of Client, and upon the execution of a separate Disaster Recovery Agreement, OneNeck shall maintain, throughout the Term of this Agreement, a disaster recovery plan (“Disaster Recovery Plan”). Any and all rights and obligations with respect to such Disaster Recovery Plan shall be set forth and governed by a separately executed Disaster Recovery Agreement. Unless and until such separate Disaster Recovery Agreement is entered into between the Parties, OneNeck shall have no disaster recovery obligations to Client.
(b)    Data Backup. Client acknowledges that in a worst case scenario wherein a disaster causes the destruction of OneNeck’s Data Center, Client’s Data will be restored under the Disaster Recovery Plan for the continuation of the delivery of Services to Client. Client shall maintain adequate records of items being transported to OneNeck or, where transactions are being transmitted to OneNeck by magnetic tape or other electronic medium, at least two (2) business days’ backup from which reconstruction of lost or damaged items or data can be made in the event disaster recovery actions need to be undertaken. CLIENT SHALL ASSUME FULL RESPONSIBILITY FOR ANY LOSS OR DAMAGE RESULTING FROM THE FAILURE TO MAINTAIN SUCH RECORDS.
18.GENERAL TERMS and CONDITIONS.
(a)     Force Majeure. Notwithstanding any provision contained in this Agreement, neither Party shall be liable to the other to the extent fulfillment or performance of any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence and planning it would not be able to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either Party to the other, nor shall it extend the time periods under the Disaster Recovery Plan in the event the Services are affected as a result of the foregoing events.
(b)    Transmission of Data. The expense and risk of loss associated with transportation and transmission of data and media between OneNeck and Client, outside the Service Boundary, shall be borne by Client, except in the event such loss, interruption or damage caused by OneNeck's (or its agent's or contractor's) actions or inactions. Client shall be responsible for properly submitting its data to OneNeck and OneNeck shall be responsible for properly transmitting the processed data to Client. Data lost by OneNeck following processing, including loss of data already transmitted, shall be restored by OneNeck from its back up media or shall be reprocessed at no charge to Client.
(c)    Future Acquisitions. Client acknowledges that OneNeck has established the Fee Schedule and enters into this Agreement on the basis of OneNeck’s understanding of Client’s current need for Services and Client’s anticipated future need for Services as a result of internally generated expansion of its client base. If Client expands its operations by acquiring Control of additional companies or the Client experiences a Change in Control, the following provisions will apply:
(i)    Acquisition of Additional Companies. If Client acquires Control, after the Effective Date hereof, of one or more other companies that are not currently Affiliates, OneNeck shall provide Services for such new Affiliates, at Client’s discretion and request, and such Affiliates shall automatically be included in the definition of “Client”; provided that a) the conversion of each new Affiliate must be scheduled at a mutually agreeable time (taking into account, among other things, the availability of OneNeck conversion resources) and must be completed before OneNeck has any obligation to provide Services to such new Affiliate; b) the Client will be liable for any and all expenses in connection with the conversion of such new Affiliate, c) Client shall pay for such conversion in an amount to be mutually agreed upon with respect to each new Affiliate, and d) Client shall pay to OneNeck any mutually agreed upon increase in service fees to be set forth in an amended Exhibit E, “Fee Schedule.”
(ii)    Changes in Control of Client. If a Change in Control occurs with respect to Client, OneNeck agrees to continue to provide Services under this Agreement; provided that a) OneNeck’s obligation to provide Services shall be limited to the entities comprising the Client prior to such Change in Control and b) OneNeck’s obligation to provide Services shall be limited in any and all circumstances to the volume of information processed in the 3-month period prior to such Change in Control occurring plus ten percent (10%).
19.MISCELLANEOUS.
(a)    Entire Agreement. This document, together with the exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings, whether written or oral, between the Parties with respect to such matter. This document, including the exhibits and schedules attached hereto, may be amended only by an instrument in writing executed by the Parties or their permitted assignees.
(b)    References. In this Agreement, including the schedules and exhibits attached hereto and incorporated herein, “include” and “including” shall mean respectively, “includes, without limitation” and “including, without limitation.”
(c)    Interpretation. In the event of a conflict between this Agreement and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement and the exhibits and schedules as a single document.
(d)    Assignment. Neither Party may assign this Agreement or any rights, obligations, or benefits under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that either Party may freely assign this Agreement without the prior written consent of the other Party (i) in connection with a merger, corporate reorganization, or sale of all or substantially all of its assets, stock, or securities, or (ii) to any entity which is a successor to the assets or the business of Client or OneNeck, provided in each case, with respect to OneNeck, the acquiring entity or successor entity of OneNeck is not a competitor of Client. In such a case, Client’s consent will be required, which will not be unreasonably withheld. Any assignment in contravention of this Section shall be void. This Agreement shall bind, benefit and be enforceable by and against the Parties and their respective successors and assigns. No outside party shall be considered a beneficiary of this Agreement or entitled to any rights under this Agreement.
(e)    Relationship of Parties. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Client or OneNeck joint venturers, principals, partners, agents, or employees of the other. No officer, director, employee, agent, affiliate, or contractor retained by OneNeck to perform work on Client’s behalf under this Agreement shall be deemed to be an employee, agent, or contractor of Client. Neither Party shall have any right, power or authority, express or implied, to bind the other. Each Party shall remain responsible, and shall indemnify and hold harmless the other Party, for the withholding and payment of all Federal, state, and local personal income, wage, earnings, occupation, social security, worker’s compensation, unemployment, sickness and disability insurance taxes, payroll levies, or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective employees.
(f)    Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid, deemed received five (5) days after posting; or ii) U.S. express mail, or other, similar overnight courier service to the address of the other Party first written above, deemed received two (2) days after posting with such courier. Notices shall be deemed given on the day actually received by the Party to whom the notice is addressed.
In the case of Client:    Attn: Director of Information Technology

In the case of OneNeck:    Attn: Client Account Manager

(g)    Section Headings. Section headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement nor be construed as part of this Agreement.
(h)    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original document but all such counterparts together shall constitute one binding agreement.
(i)    Waiver. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights.
(j)    Severability. If any provision of this Agreement is held for any reason by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Should a court of competent jurisdiction find that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
(k)    Survival. Sections 10, 11, 14, 15 and 16 shall survive the expiration or earlier termination of this Agreement for any reason.
(l)    Solicitation. Unless otherwise agreed to by the Parties, neither Party shall solicit the employees of the other Party during the Term of this Agreement, for any reason.
(m)    No Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Client and OneNeck.
(n)    Construction. OneNeck and Client each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement based upon the level of risk to Client and OneNeck associated with their respective obligations under this Agreement and the payments to be made to OneNeck and the charges to be incurred by OneNeck pursuant to this Agreement. The Parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against either Party by reason of the extent to which either Party or its professional advisors participated in the preparation of this document.

(o)    No Unidentified Modifications to Signature Documents. The parties have reviewed (and, if applicable, negotiated) this Agreement in its electronic form. They desire to be able to sign the hard-copy version, as well as any SOW, exhibit, amendment, or addendum to this Agreement, without having to re-read such document to confirm that no unauthorized changes were made before the final printout. Toward that end, by signing and delivering this Agreement and/or any SOW, exhibit, amendment, or addendum thereto, now or in the future, each party will be deemed to represent to the other that the signing party has not made any change to such document (other than non-substantive changes such as format modifications and correction of typographical errors) from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party’s attention in writing (e.g., by “redlining” the document or by a comment memo or email).

THE PARTIES HEREBY ACKNOWLEDGE that they have read and understand this Agreement, its Schedules, and its Addenda, if applicable, and agree to be bound by all of the provisions, terms and conditions specified herein.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives.
ONENECK IT SERVICES CORPORATION        ADEPT TECHNOLOGY, INC.

By: /s/ David T. Glynn                    By: /s/ John Dulchinos
Name: David T. Glynn                    Name: John Dulchinos
Title: CAO                        Title: President & CEO
Date: 11/19/08                        Date: 11/12/08

1.    General    1
1.1. Scope    1
1.2. Time and Materials Charges    1
1.3. Service Levels    1
1.4. Revision Control    1
1.5. Definitions    1
2.     Data Center Management Services    3
2.1. General    3
2.2. Data Center Security    3
2.3. Data Center Management and Maintenance    4
3.    Support Center Services    5
3.1. Support Center Services    5
3.2. Incident Management Service Criteria    6
3.3. Incident Escalation Procedure    7
4.    Baan Application Support Services    7
4.1. Baan Application Administration    7
4.2. Client Requirements    9
5.     Baan Functional Support    9
5.1. Scope    9
5.2. Support Level    9
5.3. Communication/Escalation Protocol    9
5.4. Additional Functional Support    10
6.     Oracle Database Administration Services    10
6.1. Database Administration    10
6.2. Backup and Recovery    11
6.3. Database Refreshes (cloning)    11
7.     Unix and Windows Server and Operating System Administration Services    11
7.1. General    11
7.2. Server Administration    11
7.3. Operating System and Software Upgrades    11
7.4. Monitoring and Tuning     11
7.5. Diagnositics and Incident Resolution     11
7.6. Hardware Upgrades and Additions     12
7.7. Security Management Services     12
7.8. Preventative Maintenance     13
7.9. Emergency Maintenance    13
7.10. File Backup and Retention Services     13
8.     Wide Area Network (WAN) Management    13
8.1. General    13
8.2. WAN Connectivity Monitoring    14
8.3. WAN Configuration Management and Maintenance    14
8.4. WAN Performance/Health Monitoring    15
8.5. WAN Network Engineering    16
9.    Service Management Responsibilities    16
9.1. Service Management Responsibilities of OneNeck    16
9.2. Service Management Responsibilities of Client    17
9.3. Monthly Services Summary    17
9.4. Review Meetings    17
9.5. Computing Service Levels    17
10.    E-Mail Administration Support Services     18
10.1. E-Mail Server Administration    18
10.2. MS Exchange Application Administration    19
11.    Third-Party Software Support Services     20
11.1. User Access    20
11.2. Patch Maintenance    20
11.3. Upgrades and Licensing    20

1.GENERAL. OneNeck shall perform the Services in accordance with the terms set forth herein and in accordance with the December 15, 2008 Outsourcing Services Agreement and all Exhibits and Appendices thereto by and between OneNeck IT Services Corporation and Adept Technology, Inc. (“Agreement”).

1.1.    Scope. OneNeck shall provide all outsourcing Services from its Operations Center under this Agreement for Client’s System, as such System was scoped and implemented at Client’s current data center facility and using such hardware and software currently in use by Client.

1.1.1.    Additional Services. Services, in addition to those outsourcing services set forth herein this Exhibit A-1, may be provided under this Agreement in the form of amendments or SOWs to be attached hereto encompassing other services, including but not limited to, implementation, deployment, rollout, or special projects not contemplated herein.

1.2.    Time and Materials Charges. Unless noted as being provided on a “time and materials” basis, all Services of OneNeck contemplated herein are part of the Monthly Base Fee. Any services identified as out of scope shall be charged to Client on a time and materials hourly service fee basis.

1.3.    Service Levels. The Parties recognize that the Services and Service Levels set forth herein, and in Exhibit A-2, are based upon the intended design of the System. Such Services and Service Levels represent the best estimate of the Parties given the lack of history for the System.

1.3.1.    Client’s decision regarding any warranty and maintenance agreements for its Equipment shall limit the applicability of Service Levels. Any Service Level affected by Client’s decision regarding the hardware refresh or a warranty or maintenance agreement shall not give rise to a failure to meet such Service Level when such failure results from such decision.

1.4.    Revision Control. To the extent the terms set forth in this Service Appendix or an Exhibit or future amendment to this Service Appendix vary from those set forth in the other portions of this Agreement, the terms shall be controlling in this order: (1) amendment(s) in reverse chronological order, (2) Exhibits, (3) Service Appendix, (4) Agreement. To the extent the Service Levels set forth in Exhibit A‑2 Service Level Appendix are more particular than those levels set forth in this Service Appendix, the more particular levels set forth in Service Level Appendix shall control. All the terms used herein shall retain the same meaning as defined in the Agreement between OneNeck and Client and such definitions incorporated herein by reference.

1.5.    Definitions.

•
“Critical Condition” shall mean a designated System is out-of-service, performing erroneously, or performing with material errors, and a Client Location is unable to perform one or more essential business functions. Examples of Critical Conditions might include a production instance being down; or the database is unable to log transactions due to a storage issue

•
“Database Availability” shall mean the period of time when the database engines are functional and the database engines’ processes are executing and allowing end-users, whose connections reach the server, to access the database through their usual logon procedures. The database will be deemed unavailable only under circumstances where all end-users, using an appropriate login and password, are unable to access the database.

•
“Down Time” shall mean the duration of any period of time during which a System is unavailable for Client use, including a communications Issue within the Service Boundary that precludes or restricts normal processing.

•
“Emergency Maintenance” shall mean those activities performed by OneNeck that are necessary to prevent an unscheduled cessation of one or more Services. Specifically, those activities, which cannot reasonably be deferred until the next Preventative Maintenance period, without high risk of the occurrence of an unscheduled cessation of one or more Services. Emergency Maintenance in itself may require the controlled or immediate scheduling of the cessation of service.

•	“Incident” shall mean any event which is not part of the standard operation of a service, and which causes, or may cause, an interruption to, or reduction in, the quality of that service.

•	“Issue” shall mean a Service Request or Incident that is reported to the Service Desk.

•	“Management Procedures Manual” shall be the document(s) detailing the Operational Procedures for the Services set forth herein, where applicable.

•	“Monthly Services Summary” shall mean the monthly report summarized in Section 6(d) of the Agreement.

•	“Non-Production Hours” shall mean the period of time including all hours that are not Production Hours as defined herein below.

•	“Open Issues List” shall mean a list, made and maintained by OneNeck, of all unresolved issues.

•	“Patch” shall mean a single occurrence of a correction to a software application.

•
“Preventive Maintenance” shall mean those activities performed by OneNeck which are necessary or desirable for the continuous provision of Services at their stated Service Levels, including, but not limited to those activities which require the temporary cessation of one or more Services.

•
“Problem” shall mean a condition often identified as a result of multiple incidents that exhibit common symptoms. Problems can also be identified from a single significant incident, indicative of a single error, for which the cause is unknown, but for which the impact is significant. If a Problem is identified that requires services outside the current service boundary, said services may result in T&M charges.

•	“Production Hours” shall mean the period of time from 12AM PST to 5PM PST, Monday through Friday, excluding holidays.

•
“Severe Condition” shall mean that partial Service remains available but a Client location is unable to perform some portion of its important business requirements. An example of severe conditions might include end users are experiencing severe degradation in database performance.

•
“Service Impairment Condition” shall mean that some portion of the affected Service is unavailable for use by a Client Location and a Client Location is incurring reduced performance in its ability to respond to business requirements or customer inquiries. Examples of Severe Impairment Conditions might include some session cannot be run due to table locks.

•	“Service Interrupt” shall mean any occurrence of Down Time attributable to the Services provided by OneNeck within the Service Boundary.

•	“Service Level” shall mean the threshold measurement for performance of the Services by OneNeck.

•	“Service Pack” shall mean a collection of Patches.

•	“Service Request” shall mean Issues logged by the Service Desk which request the initiation of a service, not a failure in the IT infrastructure.

•
“System” shall mean the software and hardware required to provide the Services, which shall be composed of the relevant database instances, connectivity middleware, operating system, all operating system libraries, software, and the associated hardware, consisting of the central processing units (CPU's), the disk subsystem, the tape subsystems, and any communications hardware and software necessary to interface all equipment and software as defined in Exhibits H-1 and H-2.

•
“System Availability” shall mean the period of time when the system as described above are fully operational. The System will be deemed unavailable only under circumstances where all end-users, using an appropriate login and password, are unable to access the System.

•	“Time & Materials” shall mean services and materials which are billed at the rates set forth in Exhibit E being charged by OneNeck.

•
“User/Intermittent Service Quality Conditions” shall be described as some portion of the affected Service is unavailable for use by a Client Location or an end-user within a Client Location, however, the condition is not significantly impacting the Client Location's performance in its ability to respond to business requirements or customer inquiries. Examples of User/Intermittent Service Quality Conditions might include some database performance degradation.

2.DATA CENTER MANAGEMENT SERVICES. OneNeck shall provide the following Services set forth herein, which shall comprise “Data Center Management Services”.

2.1.    General.

2.1.1.    Data Center. OneNeck shall provide a secured Data Center to host Client’s computing environment. The Data Center shall have the following characteristics: a) Raised floor; b) Power redundancy - UPS capabilities; c) Power distribution capabilities; d) Fire/smoke detection and suppression system; e) Climate controls; f) Secure card-locked facility with monitoring equipment, environmental hazard sensors, and power monitoring sensors, and an alarm for trouble and intrusion events; and g) sufficient communication bandwidth.

2.1.2.    OneNeck and Client shall document all Data Center usage procedures and provide them through the Management Procedures Manual.

2.1.3.    OneNeck shall provide shipping and distribution services (hardware, media, etc) upon written request by Client. Costs associated with shipping and distribution will be billed to the Client Location requesting such services, unless Client and OneNeck agree to alternate arrangements.

2.2.    Data Center Security. OneNeck shall provide the following services, which shall comprise “Data Center Security Services,” provided, however, that any obligations set forth in this Article 2.2 shall be in addition to and shall in no way limit any other obligations of OneNeck regarding security as may be required by Client.

2.2.1.    OneNeck shall, for any and all matters concerning the Services, perform reasonable security actions as may be agreed to by Client and OneNeck.

2.2.2.    OneNeck shall protect the Data Center against unauthorized access. OneNeck shall monitor and maintain Physical Security at the Data Center; limiting access to authorized personnel only.

2.2.3.    OneNeck shall provide operator-attended Data Center operations twenty-four (24) hours per day, every day of the year.

2.2.4.    OneNeck shall perform routine monitoring of the Data Center facility.

2.2.5.    OneNeck shall provide escorted Data Center facility access to Client representatives provided written notification with purpose and intent is provided to OneNeck twenty four (24) hours in advance of the visit.

2.2.6.    OneNeck shall provide escorted Data Center facility access to Client 3rd party vendor representatives only when Client provides written notification and authorization, including purpose and intent, to OneNeck two (2) weeks in advance of the visit.

2.2.7.    OneNeck agrees to make a reasonable effort to maintain the Physical separation of the Client computing environments from any other computing environments over which OneNeck can exercise control, except for those required to provide the Services.

2.2.8.    OneNeck will also perform and enforce any data center security process agreed upon by the Parties to provide secure data tapes transport between the Data Center facility and off-site storage facility.

2.3.    Data Center Management and Maintenance

2.3.1.    OneNeck shall maintain the environmental controls within the Data Center consistent with the then-current professional industry standards.

2.3.2.    OneNeck shall maintain accurate documentation on all hardware, software, and other assets within the Data Center and record this information within the Management Procedures Manual.

2.3.3.    Unless otherwise agreed to by the Parties, OneNeck shall advise Client, two (2) months in advance of any proposed upgrade, enhancement, or revision to the Data Center facility, of all requirements and rationale for such upgrades, enhancements, or revisions, when such activities effect the availability of the Client’s computing environment.

2.3.4.    Preventive Maintenance. Preventive Maintenance may be planned and performed from time to time by OneNeck, subject to the provisions of this Article 2.3.4. Client must permit scheduled Down Time. OneNeck shall schedule Preventive Maintenance or other scheduled Down Time as mutually agreed to by Client and OneNeck.

2.3.5.    Emergency Maintenance. OneNeck shall document all Emergency Maintenance events in accordance with the Incident Report procedure and include these incidents in the monthly Quality of Service reports.

2.3.5.1.    Prior to performing Emergency Maintenance during Production Hours, OneNeck shall consult with designated representatives of Client, such representatives being identified in Section 9(b)(iv) “Emergency Change Control Process” of the Agreement, and obtain the consent of such representative, as such Emergency Maintenance may cause the cessation or below-Service Level performance of one or more Services.

2.3.5.2.    OneNeck shall not be responsible for Service Credits during the period of time between the originally requested time for Emergency Maintenance and the scheduled time granted by Client, up to and including a maximum of three (3) like, similar, or same emergency events per month. OneNeck shall be responsible for Service Credits upon the occurrence of a fourth (4th) like, similar, or same emergency event during the same calendar month.

2.3.5.3.    Emergency Maintenance performed by OneNeck during Non-Production Time shall commence only after OneNeck has notified Client personnel.

3.    SUPPORT CENTER SERVICES

1.•

1.1.1.    OneNeck shall provide a Support Center for receipt of Incident Reports and requests. The Support Center shall be available to Client end-user by telephone twenty‑four (24) hours per day, every day of the year in accordance with the Service Level Appendix attached hereto and incorporated herein by this reference.

1.1.2.    All Incidents shall be reported to the Support Center. Either Party may report an Incident. Support Center personnel shall log each Incident and shall provide an identifying number to the Client caller. All Incidents shall be logged, tracked, and reported by the identifying number.

1.1.3.    The then current Support Center procedures and contact information for key Client personnel shall be included in the Management Procedures Manual.

1.1.4.    OneNeck shall, upon request by Client, provide a monthly list of all calls received and recorded by the Support Center from Client.

1.1.5.    For Incidents discovered by Client, Client shall collect and report the following information to the Support Center for each Incident:

•	Client caller location.

•	Name and phone number of Client caller.

•	Login ID of Client caller.

•	Application being used by Client caller, if applicable.

•	Details of the Incident known to Client, including error codes, if available.

•	Client priority as defined in Article 3.1.6 of this Service Appendix.

1.1.6.    For the purpose of setting initial Incident Priority, the following guide lines shall apply:

Priority 1 = Critical Condition ‑ a System is out‑of‑service, performing erroneously, or performing with material errors, and a Client Location is unable to perform one or more essential business functions. Examples of Critical Conditions might include:

•	A production instance is down.

•	The database is unable to log transactions due to a storage issue.
Priority 2 = Severe Condition ‑ partial Service remains available but a Client Location is unable to perform some portion of its important business requirements. Examples of Severe Conditions might include:

•	End users are experiencing severe degradation in database performance.
Priority 3 = Service Impairment Condition ‑ some portion of the affected Service is unavailable for use by a Client Location and a Client Location is incurring reduced performance in its ability to respond to business requirements or customer inquiries. Examples of Severe Impairment Conditions might include:

•	Some session cannot be run due to table locks
Priority 4 = User/Intermittent Service Quality Conditions ‑ some portion of the affected Service is unavailable for use by a Client Location or an end‑user within a Client Location, however, the condition is not significantly impacting the Client Location's performance in its ability to respond to business requirements or customer inquiries. Examples of User/Intermittent Service Quality Conditions might include:
•Some database performance degradation.
Priority 5 = General Question – Client end‑user has a general question to which the timeliness of the answer in no way impacts the end‑user’s ability to respond to business requirements or customer inquiries. Examples of General Questions might include:
•Miscellaneous inquiries

CLIENT END-USER SHALL HAVE THE RIGHT TO CHANGE THE PRIORITY LEVEL FOR ANY INCIDENT AT ANY TIME.

1.1.7.    Support Center personnel shall promptly commence initial Incident diagnosis. The responsibility for Incident diagnosis within the Service Boundary shall remain with OneNeck. If the Incident cause is outside the Service Boundary, the Support Center shall reasonably cooperate with Client to diagnose and resolve such Incidents.

1.1.8.    If Client becomes aware of any additional information regarding the Incident, Client shall use its reasonable efforts to provide this information to OneNeck.

1.1.9.    When OneNeck believes that the Incident has been corrected, Support Center personnel will note preliminary closure of the Incident Report and will attempt to contact the original Client caller to verify that the Incident has been corrected. Once that verification is received or if no verification is obtained within three (3) days, Support Center personnel may finally close the Incident Report.

1.2.    Incident Management Service Criteria.

1.2.1.    Support Center personnel shall respond to Client end-user’s Incident as soon as practicable, but not later than:
Maximum Time for
Incident Category             Initial Response

Priority 1    15 minutes
Priority 2    30 minutes
Priority 3    1 hour
Priority 4    2 hours
Priority 5    Best effort – low priority

1.2.2.    Any adverse impact upon the business of Client caused by or related to any Incidents and the diagnosis and correction thereof shall be remedied in accordance with the terms of the Service Level Appendix. The foregoing remedy shall be in addition to any and all other remedies of Client set forth in the Agreement or otherwise.

1.2.3.    For Incidents of Priority 1 or 2, a status, including, if available, the cause of the Incident and an estimated time for correction shall be made available by OneNeck to the Client within one (1) hour after the call was received in accordance with the Service Level Appendix.  OneNeck shall make further reports whenever the status or estimated correction time changes or better information is known.

1.2.4.    For Problems of Priority 3, status shall be issued by OneNeck to the Client within four (4) hours after the call was received in accordance with the Service Level Appendix.

1.2.5.    For Problems of Priority 4, status shall be issued by OneNeck to the Client within twenty four (24) hours after the call was in accordance with the Service Level Appendix.

1.2.6.    For Problems of Priority 5, OneNeck shall, within a commercially reasonable time, respond appropriately to Client questions or requests.

1.3.    Incident Escalation Procedure. Either Party may, in its discretion, contact the other at any time to discuss an open Incident Report with higher management of the other Party. Such higher management shall consist of the Customer Manager at OneNeck and the Corporate IT manager at Client. Escalation contact phone numbers of managers of both Parties shall be included in the Management Procedures Manual.

4.BAAN APPLICATION SUPPORT SERVICES.

4.1.    Baan Application Administration. All services to be provided hereunder shall be dependent upon and limited by the support agreement Client has in effect with the Baan Company. All services and service levels compromised by such agreement shall not have any effect on OneNeck’s performance measurement hereunder.

4.1.1.    User Access.

4.1.1.1.    Security. OneNeck will manage the security related to the Baan application. OneNeck shall generate and issue new Baan User IDs and passwords upon written request by the Client employee(s) responsible for access privileges. The highest level of security authority for Baan (the “Baan Super User”) will only be assigned to OneNeck and will not be granted to any Client employee, to ensure no Client employee can change the Baan security profiles.

4.1.2.    File Transfer.

4.1.2.1.    OneNeck will transfer files using the File Transfer Protocol (FTP) or any other acceptable means from the LANs to the server should Client require this service. Requirements for such transactions will be defined by Client and communicated to OneNeck via an Operations Change Request and performed on an on-going basis, as scheduled. Additional requirements to the scheduling process must be reviewed and approved by Client and coordinated with OneNeck via the Change Control procedures documented.

4.1.3.    Batch Jobs.

4.1.3.1.    Batch Job Maintenance. OneNeck will provide maintenance for existing non-interactive applications (“Batch Jobs”). OneNeck will monitor the delivery of the Batch Jobs, their execution time, and the amount of server resources required by such Batch Jobs and will update any minor changes.

4.1.3.2.    Batch Job Creation. OneNeck will create and place into production Batch Jobs based on Client requirements. It will be Client’s responsibility to determine and document its requirements and submit the change via the Systems Change Request. OneNeck will create and test the Batch Job in Baan as appropriate.

4.1.4.    Issue Resolution.

4.1.4.1.    Solution Research. OneNeck will research problems and issues utilizing: (i) general troubleshooting and (ii) Baan’s Help Desk Support.

4.1.4.2.    Solution Implementation. When the solution of an identified problem becomes known, OneNeck will take the appropriate action and notify the Client contact of the solution. In the event a software solution is not available, the Systems Administrator will assist the Client designee in developing work-arounds to the problem.

4.1.5.    Audit.

4.1.5.1.    Create Audit Files. As requested by Client, OneNeck will enable the audit features of Baan to track, create, and update transactions for certain sessions. OneNeck will report on information in Audit Files to authorized users.

4.1.5.2.    Maintain Audit Security. OneNeck will ensure that only the authorized Client Users will be able to view and access the Audit Files. A designated Client employee responsible for such security will communicate Client authorization to OneNeck.

4.1.6.    Object Transfer and Queries.

4.1.6.1.    Transfer Developed Objects to Production. OneNeck will move customizations, which have been approved by Client, to the production environment. The requirement to move customizations to the production environment will be submitted to OneNeck via a Systems Change Request. Customization moves that do not require production downtime will be moved during production hours.

4.1.6.2.    OneNeck shall provide such implementation of customizations subject to the Change Order Process.

4.1.6.2.1.    Major Customization Implementation. Any implementation of customizations shall be submitted via and identified in the Change Order Process and shall be billed to Client on a time and materials basis as agreed upon by the Parties.

4.1.7.    Exchange Tool.

4.1.7.1.    Import of Data. OneNeck will utilize the Baan Exchange Tool in order to import data into Baan from an outside data source. The requirements for the import of data will be defined by Client and submitted to OneNeck via a Systems Change Request.

4.1.7.2.    Export of Data. OneNeck will export data from Baan to a user’s desktop computing appliance for access through a desktop application such as a word processor or spreadsheet product. The requirements for the export of data will be defined by Client and submitted to OneNeck via a Systems Change Request.

4.1.7.3.    Maintenance of Exchange Utility Data. OneNeck will maintain the necessary scripts utilized in the import and export of data. Changes to the scripts will be defined by Client and submitted to OneNeck via the Change Order Process. Any request to create new exchange schemes or enhance existing exchange schemes must be evaluated by OneNeck via the Change Order Process and may be subject to time and materials basis billing.

4.1.8.    Upgrades.

4.1.8.1.    Patch Set and Point Version Upgrades. OneNeck shall provide patch set and point version upgrades in accordance with the Change Order Process. These upgrades may be applied on a quarterly basis.

4.1.8.2.    Major Version Upgrades. Any major version upgrades identified in OneNeck’s Change Order Process shall be billed to Client on a time and materials basis as agreed upon by the Parties.

4.1.9.    Baan Application Maintenance.

4.1.9.1.    Table or Data Reference Repairs. In the event the table status checks return error messages, OneNeck will utilize the appropriate tools to fix the errors. Any errors not resolved will be forwarded to the Baan Application Help Desk for issue resolution.

4.1.9.2.    New Company/Environment. OneNeck shall create new test or training companies or environments for Client so long as it does not increase support level of effort.

4.1.9.2.1.    Any new non-test or non-training companies created by OneNeck requiring any data loads shall be outside the scope of this Agreement. Such company creation and data loads will be scoped and submitted by OneNeck to Client for time and materials billing in accordance with the rates in Exhibit E.

4.2.    Client Requirements

4.2.1.    Down Time. If needed, Client will allow OneNeck up to twelve (12) consecutive hours of unavailability during Non-Production Hours for Baan application and Oracle each month on a regularly scheduled day as agreed upon by the Parties. The purpose of this monthly period of unavailability is for OneNeck to perform software and data maintenance activities, e.g. database reorganization, general application maintenance.

5.BAAN FUNCTIONAL SUPPORT

5.1.    Scope. OneNeck shall provide up to thirty (30) hours per month of functional support for the use of Baan in each of the following areas: Baan Finance, Baan Distribution, and Baan Manufacturing during the business hours of 8:00 AM PST to 5:00 PM PST, Monday through Friday, excluding normal Client holidays. In addition, OneNeck will provide functional support for Priority 1 and 2 issues (as defined in Article 3.1.6) only during Non-Production Hours OneNeck’s Support Center will be provided in accordance with Article 3.

5.2.    Support Level. The support provided by these resources shall be prioritized as follows:

5.2.1.    First Level. To support the Client’s Baan users with questions and issue resolution as defined through trouble tickets administered by OneNeck’s Support Center.

5.2.2.    Second Level. To participate in the functional design and testing of customizations to Baan, as defined by Client.

5.2.3.    Third Level. To participate in any additional projects or initiatives required by Client.

5.3.    Communication/Escalation Protocol

5.3.1.    Screening Functional Issues.

5.3.1.1.    Client shall internally address each functional issue and determine the necessity of escalating such issue to OneNeck.

5.3.1.2.    At the discretion of Client, Client may require OneNeck to escalate any issue to the appropriate Software vendor and provide OneNeck with notice of such escalation via OneNeck Support Center procedures.

5.3.2.    Time Control – Issue by Issue.

5.3.2.1.    For any Baan functional issues raised by Client, OneNeck shall work to resolve each such issue for up to two (2) hours.

5.3.2.2.    Upon reaching the two-hour limit for resolving any one issue, OneNeck shall contact Client’s designee to receive approval to continue the proposed resolution.

5.3.2.3.    OneNeck shall contact Client’s designee at each two-hour interval to receive continued approval to resolve the issue.

5.3.3.    Time Control – Aggregate Hours.

5.3.3.1.    OneNeck shall provide to Client, on a semi-monthly basis, an up-to-date total number of hours spent by OneNeck resolving Baan functional issues for Client during that particular month.

5.4.    Additional Functional Support

5.4.1.    In the event Client requires in excess of forty (40) hours of Baan functional support, OneNeck shall provide such additional support to Client on a time and materials basis at the applicable rate set forth in Exhibit E Fee Schedule.

6.ORACLE DATABASE ADMINISTRATION SERVICES

2.•

2.1.7.    All services to be provided hereunder requiring database provider assistance shall be dependent upon and limited by the support agreement Client has in effect with the Database manufacturer. All services and service levels compromised by such agreement shall not have any negative impact on OneNeck’s performance measurement hereunder.

2.1.8.    Based on the database OneNeck shall follow its applicable monitoring and tuning practices as part of the Services.

2.1.9.    OneNeck shall make recommendations, as part of the Services, regarding the following:

•	Physical and logical disk layout

•	New database instance creation

•	Repository database creation for reporting or other peripheral tools creation

•	Redistribution of data files

•	Schema changes

•	Upgrades and patches

2.1.9.1.    Implementation of these recommendations shall be subject to the Change Control processes.

2.2.    Backup and Recovery.

2.2.1.    Data Backups. OneNeck shall be responsible for file system and database backups as agreed upon with Client.

2.2.2.    Backup Storage. OneNeck shall store, or shall cause to be stored, all backup tapes at an off‑site location per the client data retention policy.

2.2.3.    Restoring Data from Tapes. In the event of a disaster and upon the request of Client, backup data will be recovered by OneNeck, the timeliness of which shall be dependent upon the location of such backup data. THESE PROCEDURES ARE IN NO WAY DESIGNED TO BE A COMPLETE DISASTER RECOVERY PLAN FOR CLIENT.

2.2.4.    Re-install database software, if required, during service restoration

2.3.    Database Refreshes (cloning).

2.3.1.    OneNeck shall perform one (1) scheduled database refresh per month per development/test instance.

2.3.2.    Copying Data. In the event Client wishes to create a new copy of the production database, Client will provide OneNeck with sufficient Down Time during Production Hours. Any efforts required during Non-Production Hours will be charged on a time and materials basis.

3.UNIX AND WINDOWS SERVER AND OPERATING SYSTEM ADMINISTRATION SERVICES. OneNeck shall provide the following Server, Associated Peripherals, Operating System Services set forth herein, which shall comprise “Server and O/S Administration Services”.

3.1.    OneNeck’s Server and O/S Administration shall be performed on Host Servers for equipment within the Service Boundary as identified in Exhibit H‑2.

3.2.    OneNeck shall document applicable Server and O/S Administration procedures and provide them through the Management Procedures Manual.

3.3.    Operating system and server firmware patching and upgrades will adhere to the following:

3.3.1.    OneNeck will perform up to quarterly routine same‑version patch analysis and application in accordance with OneNeck’s Change Order Process.

3.3.2.    OneNeck will perform periodic next version analysis and provide the Client with upgrade analysis, recommendations, and the level of effort required for the upgrade.

3.3.3.    Operating System upgrades will be subject to the Change Order Process.

3.4.    Monitoring and Tuning. OneNeck shall perform system monitoring and tuning of Server hardware and Operating System events using its standard monitoring tools and following its standard server and Operating System monitoring practices.

3.5.    Diagnostics and Incident Resolution. OneNeck shall provide Diagnostic and Incident resolution actions for the Server hardware and Operating System.

3.5.1.    If needed, OneNeck shall engage any third (3rd) party hardware and software maintenance providers with which the Client has support agreements in the diagnosis and incident resolution actions.

3.5.2.    In accordance with the Change Management procedure, OneNeck shall manage the installation of patches or replacement of hardware components resulting from Diagnostic and Incident resolution actions.

3.5.3.    Except as otherwise provided in this Agreement, OneNeck shall provide Client and Client‑authorized vendors and supplier’s remote access (dial‑up, VPN, etc.) to the Host Servers for the sole purpose of diagnostics and troubleshooting. When possible, permission will be limited to read-only of operating system configuration and log files. Any changes to these parameters are to be performed within the established OneNeck Change Order Process provided for in Section 9 of the Agreement.

3.6.    Hardware upgrades and additions. Hardware upgrades and additions will adhere to the following:

3.6.1.    OneNeck will perform analysis of any hardware additions or upgrades and provide Client with analysis, recommendations, and the level of effort required for the upgrade.

3.6.2.    Hardware additions and upgrades will be subject to the Change Order Process.

3.6.3.    Upgrades and additions to the supported hardware configurations will be processed in accordance with OneNeck’s Change Order Process.

3.7.    Security Management Services. OneNeck shall provide the following services, which shall comprise “Security Management Services,” provided, however, that any obligations set forth in this Article 5.7 shall be in addition to and shall in no way limit any other obligations of OneNeck regarding security as may be required by Client.

3.7.1.    Protection Against Errors. OneNeck shall safeguard the integrity of Client Data within OneNeck control as defined by the Service Boundary described herein.

3.7.2.    Protection Against Logical Attack. OneNeck shall protect against unauthorized access to Client Host Servers, files, and, specifically, Client Data, as more specifically set forth in Section 8(b) of the Agreement.

3.7.3.    OneNeck shall not allow any other Data Center customer to access the same copy of an operating system in use by Client.

3.7.4.    Client is responsible for defining and informing OneNeck of user groups, profiles, and the resources they require for using the Operating System.

3.7.5.    Security Administration. Subject to the Change Order Process, OneNeck shall generate and issue operating system User IDs, passwords, and access privileges for indicated individuals in accordance with Client-provided SOX controls upon request by authorized Client personnel or site administrator.

3.7.6.    OneNeck agrees to provide any standard operating system security features or functions requested by Client, subject to the Change Order Process.

3.7.7.    OneNeck shall not co‑mingle Client Data with data of other users of the Data Center.

3.7.8.    OneNeck and Client shall establish a policy for the periodic changing of administrative passwords.

3.8.    Preventive Maintenance. Preventive Maintenance may be planned and performed from time to time by OneNeck.

3.8.1.    OneNeck shall schedule Preventive Maintenance or other scheduled Down Time as mutually agreed to by Client and OneNeck.

3.8.2.    No Preventive Maintenance shall be scheduled during Production Hours unless otherwise agreed to by the Parties.

3.9.    Emergency Maintenance. OneNeck shall document all Emergency Maintenance events in accordance with the Incident Report procedure and include these incidents in the monthly Quality of Service Reports.

3.9.1.    Prior to performing Emergency Maintenance during Production Hours, OneNeck shall consult with designated representatives of Client, such representatives being identified in Section 9(b)(iv) “Emergency Change Control Procedure” of the Agreement, and obtain the consent of such representative, as such Emergency Maintenance may cause the cessation or below‑Service Level performance of one or more Services.

3.9.2.    Emergency Maintenance performed by OneNeck during Non‑Production Time shall commence only after OneNeck has notified Client personnel on the call list found in the Management Procedures Manual.

3.10.    File Backup and Retention Services. OneNeck shall perform the following services, which shall comprise “File Backup and Retention Service”:

3.10.1.    OneNeck shall perform backups of Client Data.

3.10.2.    OneNeck shall reasonably assist Client in defining operational data retention processes and shall provide recommendations regarding backup and recovery considerations for improved levels of data loss protection, processing efficiencies, and cost reductions.

3.10.3.    OneNeck shall provide all file backup and recovery activities, including off‑Data Center storage, for all software, data, and documentation in accordance with the Service Level Appendix.

3.10.4.    Client shall establish adequate scheduled System time to allow for the performance of regular System backups.

3.10.5.    OneNeck shall develop written procedures for File Backup and Recovery Service.

3.10.6.    OTHER THAN EXPRESSLY SET FORTH IN THIS AGREEMENT, ONENECK SHALL HAVE NO DISASTER RECOVERY OBLIGATIONS TO CLIENT UNLESS AND UNTIL THE PARTIES ENTER INTO A SEPARATE DISASTER RECOVERY AGREEMENT.

4.WIDE AREA NETWORK (WAN) MANAGEMENT

4.1.    General. Upon deployment of WAN Services, OneNeck shall provide the following services, which shall comprise “WAN Data Communication Support Services”.

4.1.3.    Within the Service Boundary, OneNeck shall perform and enforce data security processes to provide secure electronic data transmission between the Client's processing environment and external locations of the Client.

4.1.4.    OneNeck shall monitor performance of all data communications equipment, both hardware and software, within its Service Boundary and take corrective action to maintain proper Availability of all such equipment, as defined herein.

4.1.5.    The Parties agree that data communications services provided by each Party must be compatible at the Service Boundary. Further, the Parties agree that any changes to data communications services by either Party are subject to OneNeck’s Change Control processes and procedures.

4.1.6.    OneNeck agrees to maintain the separation of the Client data communications network from any other data communication network over which OneNeck can exercise control, except for those required to provide the Services.

4.2.    WAN Connectivity Monitoring. OneNeck shall provide the following services, which shall comprise “WAN Connectivity Monitoring Services”. In delivering these services, OneNeck shall monitor the connectivity of all Client wide area network circuits utilizing a OneNeck managed monitoring tool.

4.2.4.    Identification. OneNeck and Client shall collectively identify the circuits and data communications equipment to be monitored at the Client business sites set forth in Exhibit B.

4.2.4.1.    OneNeck shall document the configuration of the WAN environment to be monitored via the monitoring tool.

4.2.4.2.    OneNeck shall maintain WAN configuration documentation within the Management Procedures Manual.

4.2.5.    Monitoring. OneNeck shall perform the connectivity monitoring 7x24x365. OneNeck shall notify client of any Preventative Maintenance activities, which suspend the monitoring of WAN environments via OneNeck’s Change Control process and procedure.

4.2.6.    Event Logging. OneNeck shall collect a log of all loss of connectivity events within the monitoring tool.

4.2.7.    Event Escalation. OneNeck shall initiate the loss of connectivity event escalation procedure for all events that exceed the agreed upon outage thresholds.

4.2.7.1.    OneNeck shall document the loss of connectivity event escalation procedure, detailing the process to be followed in the event OneNeck’s monitoring services detect a loss of connectivity within the Clients WAN Circuit and Equipment environment.

4.2.7.2.    The procedure will include the outage thresholds, the communications plan for contacting the Client and all applicable telecommunication and data communication providers, both local and national, and the Problem and Incident reporting criteria for such events.

4.2.8.    Availability Reporting. OneNeck shall document all loss of connectivity events within the Monthly Services Summary provided to Client.

4.3.    WAN Configuration Management and Maintenance. OneNeck shall provide the following services, which shall comprise “WAN Configuration Management and Maintenance Services”. In delivering these services, OneNeck shall manage the physical and logical configurations of the Clients WAN telecommunications equipment and vendor supplied services.

4.3.1.    Environment Identification. OneNeck and Client shall collectively identify the circuits and data communications equipment to be managed.

4.3.1.1.    OneNeck shall document the configuration of the WAN environment to be managed.

4.3.1.2.     OneNeck shall maintain WAN configuration documentation within the Management Procedures Manual.

4.3.2.    Configuration Documentation. OneNeck shall establish detailed documentation for all physical and logical configurations for all WAN equipment and vendor supplied services.

4.3.3.    Backups. OneNeck shall ensure all equipment configurations are backed up and secured through accepted industry practices.

4.3.4.    Change Control. OneNeck shall document all configuration changes and Preventative Maintenance activities, obtaining client approval in advance of any such activities, through OneNeck’s Change Control process and procedure.

4.3.5.    Security. OneNeck shall manage all telecommunications configuration passwords, changing these passwords on a routine basis.

4.3.6.    Configuration Analysis. OneNeck shall perform revision currency and patch analysis of all telecommunications equipment on a periodic basis to be no less frequent than quarterly.

4.3.7.    Problem Resolution. OneNeck shall coordinate problem resolution for all issues and events affecting the flow of communications through Clients WAN.

4.4.    WAN Performance/Health Monitoring. OneNeck shall provide the following services, which shall comprise “WAN Performance/Utilization Monitoring Services,” contingent upon installation of appropriate network monitoring software.

4.4.4.    Circuit and Equipment Identification. OneNeck and Client shall collectively identify the circuits and data communications equipment to be monitored at the Client business sites set forth in Exhibit B.

4.4.4.2.    OneNeck shall document the configuration of the WAN environment to be monitored via the Performance/Health monitoring tool.

4.4.4.3.     OneNeck shall maintain accurate WAN configuration documentation and maintain this configuration documentation within the Management Procedures Manual.

4.4.5.    Performance/Health Monitoring. OneNeck shall perform the monitoring 7x24x365. OneNeck shall notify client of any Preventative Maintenance activities, which suspend the monitoring of WAN environments via OneNeck’s Change Order Process.

4.4.6.    Data Logging. OneNeck shall collect current and historical Performance/Health statistical data as applicable within the monitoring tool. Statistical data will include utilization, errors, and latency.

4.4.7.    Analysis.

4.4.7.1.    OneNeck shall establish applicable thresholds for performance metrics and initiate automated notifications based upon thresholds where applicable.

4.4.7.2.    OneNeck shall perform analysis of WAN performance and health statistics minimally twice daily.

4.4.7.3.    OneNeck shall document and take appropriate measures to resolve any abnormal conditions detected by performance and health monitoring via the Incident reporting procedure.

4.4.8.    Problem Resolution. OneNeck shall assist Client in analyzing application performance problems relating to data communications at Client locations.

4.4.9.    Performance/Health Reporting. OneNeck shall provide applicable WAN Circuit and Equipment Performance/Health Monitoring statistics in monthly Quality of Service report provided to Client. These statistics will reflect actual results as measured against identified objectives for each metric collected.

4.5.    WAN Network Engineering. OneNeck shall provide the following services, which shall comprise “WAN Network Engineering Services”.

4.5.4.    Engineering. OneNeck shall assist Client in analyzing application performance problems relating to data communications at Client locations.

4.5.5.    Capacity Planning. OneNeck shall review and analyze WAN performance and utilization statistics, providing ongoing capacity planning recommendations through the in monthly Quality of Service report, minimally on a quarterly basis.

4.5.6.    Configuration Reviews. OneNeck shall review and analyze the Clients network configuration, seeking improvements in performance and cost-reductions through the use of alternate and emerging technologies, providing ongoing recommendations through the in monthly Quality of Service report.

4.5.7.    Technology Refresh and Upgrades. OneNeck shall be responsible for Engineering and delivering technology refresh and upgrade solutions resulting from recommendations accepted by the Client.

4.5.8.    Strategic Planning. OneNeck shall collaborate with the Client in establishing long-term strategic plans relative to networking technologies.

9.SERVICE MANAGEMENT RESPONSIBILITIES

9.1.    Service Management Responsibilities of OneNeck. OneNeck shall perform the following services, which shall comprise “Service Management” for the Services.

9.1.1.    Service Management shall be performed by OneNeck twenty-four (24) hours per day, every day of the year.

9.1.2.    OneNeck shall provide Client with access to operating and performance data, operating system log file.

9.1.3.    Upon the request of Client, the Parties agree to evaluate, in three (3) months and again in nine (9) months from the Commencement Date hereof, all performance data to ensure relevancy, meaningful formatting, and the need for supplemental information. After any such initial review(s), all such performance evaluations shall occur annually, at a time mutually agreeable to the Parties.

9.1.4.    OneNeck shall perform all of the Service Management activities such that they do not interfere with the performance of Client’s use of Services, unless otherwise agreed. Notwithstanding the foregoing, the Parties may agree to periods of Preventive Maintenance, during which Services may be interrupted.

9.1.5.    OneNeck shall be responsible for all planning and changes to the equipment and its staff.

9.1.6.    OneNeck states that the Services shall be designed to meet the Service Levels set forth in this Service Appendix.

9.1.7.    OneNeck shall review the operation of Services on a monthly basis and, should change be required, notify Client using the Change Orders procedure in accordance with Section 9 (“Change Order Process”) of the Agreement. Upon the request of Client, the Parties shall review the operation of Services and agree upon any contemplated changes.

9.1.8.    OneNeck’s primary contact for contract compliance matters under this Agreement shall be the Customer Manager. The contact information of said individual and an alternate contact shall be included in the Management Procedures Manual.

9.2.    Service Management Responsibilities of Client

9.2.1.    The Client corporate IT manager shall be the primary contact of OneNeck for contract compliance matters under this Agreement. The contact information of the Client corporate IT manager and an alternate contact shall be included the Management Procedures Manual.

9.2.2.    Client shall establish a Client contact at each Client Location using Services. Client shall supply a list of all Client Location addresses and local Client Location contacts for use by OneNeck staff in planning, providing, installing, or maintaining Services. Alternative contacts shall be given to cover the absence of the primary contact. These contacts shall be included in the Management Procedures Manual.

9.2.3.    Client shall keep OneNeck informed of any changes contemplated by Client, which, in the reasonable opinion of the Client Corporate IT Manager, might affect performance of Services.

9.2.4.    Client shall make reasonable efforts to provide such staff, information, access, and resources, which OneNeck might request, and which Client agrees are reasonable, for the purpose of providing continuous Services, which meet or exceed stated Service Levels.

9.2.5.    Client shall provide OneNeck, via the Management Procedures Manual, with a list of all Client customers or suppliers, who use Services to conduct the business of Client, which list may be amended from time to time.

9.3.    Monthly Services Summary. OneNeck shall produce a monthly service report in accordance with the terms set forth in Section 5(b) of the Agreement and Exhibit C attached hereto.

9.4.    Review Meetings. OneNeck shall participate in review meetings with Client:

9.4.1.    A review meeting may be conducted by Client to discuss service status for individual Client Locations. This meeting provides for explanations of Service Interrupts, the scheduling of Work, and a general environment in which all groups can update each other. The meeting shall be held via teleconference initiated at an agreed upon time between OneNeck and Client. OneNeck participants, such as Technical Support personnel, shall be invited by Client as needed and shall be given reasonable advance notice to participate and clarify related Issues. A summary report will be produced by Client and will be delivered for each Client Location, and to all meeting participants.

9.5.    Computing Service Levels. OneNeck shall conduct the Services so that the following three (3) categories of Service Levels are maintained: Availability, Service Interrupts, and Service Performance. Such categories shall be for the purpose of Service Credits in accordance with Exhibit D.

9.5.1.    Availability. OneNeck shall calculate availability at the conclusion of each calendar month for each System, utilizing an appropriate monitoring software tool, approved by Client, to monitor locations identified in Exhibit B and served by the Client Host Servers and WAN telecommunications system.

9.5.1.1.    Service Level: Availability shall be in accordance with the Production Hours and Non-Production Hours definitions contained herein.

9.5.2.    Service Interrupt. A Service Interrupt shall be any occurrence of Down Time attributable to the Services provided by OneNeck within the Service Boundary. Down Time resulting from a mutually agreed upon period of Preventive Maintenance shall not be charged to OneNeck.

9.5.2.1.    OneNeck shall maintain complete and comprehensive records of Down Time, and report them to Client in accordance with the terms of this Service Appendix. OneNeck shall report Down Time by hardware, system software, and network communications categories.

9.5.2.2.    Undiagnosed Issues. If it cannot be determined that Down Time was caused by or is under the control of either Party, then the occurrence will be logged as “under investigation, cause not determined.” This occurrence will be documented and considered as Down Time, however, no Service Credits will be issued for occurrences of this nature.

9.5.2.3.    If the Parties mutually agree that the failure is determined to have been exclusively caused by or under the control of Client, this failure, and all failures of the same type during the preceding ninety (90) day period, will be logged as “closed.” The cause of the failure will also be specified and recorded.

9.5.2.4.    Service Level. The Service Interrupt maximum will be in accordance with the maximum defined in Service Level Appendix.

9.5.3.    Service Performance Measurements. Service Performance Measurements, as identified in Exhibit D, shall be those service levels defined in the Service Level Appendix, which are not “Availability” and “Service Interrupts.”

9.5.3.1.    OneNeck will monitor and track each measurable Service Level utilizing the criteria specified in Service Level Appendix.

9.5.3.2.    Service Level. The Service Performance Measurements shall be in accordance with the levels detailed in this Service Appendix.

1.•

1.1.    E‑Mail Server Administration. OneNeck shall administer and support all aspects of the Exchange E‑mail server (users, policies, routings, storage, backups, availability, etc.).

1.1.1.    OneNeck shall develop, document, and maintain e‑mail server administration procedures.

1.1.2.    OneNeck shall maintain accurate e‑mail configuration documentation.

1.1.3.    OneNeck shall provide e‑mail system security and data backup/archiving.

1.1.4.    OneNeck shall provide e‑mail server administration guidance.

1.1.5.    OneNeck shall report any necessary additional hardware or software resources to Client management for consideration.

1.1.6.    OneNeck will assess, recommend, and implement any optimizations or simplifications as agreed upon by the Parties via the Change Order Process.

1.2.    MS Exchange Application Administration. OneNeck shall apply Microsoft supplied Service Packs, as well as application patches and updates, based upon Section 9(b) change control procedures and vendor recommendations. Any upgrades required by Client will be charged on a time and materials basis.

1.2.1.    Issue Resolution.

1.2.1.1.    Documentation of User Issues/Application Errors. OneNeck shall log all User issues and assign priority levels to the issues. OneNeck shall resolve issues and document resolutions in ITSM.

1.2.1.2.    Solution Research. OneNeck shall research problems and issues utilizing only (i) OneNeck knowledge of known errors and their solution, (ii) general troubleshooting, and (iii) MS support center.

1.2.1.3.    Solution Implementation. When the solution of an identified problem becomes known, OneNeck will notify the Client contact of the solution. In the event a software solution is not available, the systems administrator will assist the Client designee in developing circumventions to the problem.

1.2.2.    Patch Maintenance.

1.2.2.1.    At the request of Client, OneNeck’s System Administrator shall move identified patches to Client’s production environment to implement necessary patches.

1.2.2.2.    Client shall, with the assistance of OneNeck upon request, be responsible for testing all patches to ensure (i) the patch resolved the problem in question and (ii) the patch does not negatively impact other third‑party functionality necessary for Client.

1.2.3.    Upgrades and Licensing.

1.2.3.1.    Third‑Party Interface Software Installation. In the event a third‑party software provider releases a software upgrade, OneNeck will contact provider’s Support to determine the compatibility with existing Operating System and with other Software and notify Client of the result. OneNeck will perform third‑party software upgrades to appropriate Client servers a maximum of once per year, as part of the Monthly Base Fee. OneNeck shall provide additional upgrade services during the same calendar year on a time and materials hourly fee basis. Such upgrade(s) may require the services of a third‑party technical specialist. OneNeck shall assist Client in coordinating this installation and OneNeck shall cooperate with such third‑party or other vendor during installation. Client shall bear the responsibility of contracting with the third‑party and paying such third‑party for these services.

1.2.3.2.    License Maintenance. In the event Client requires additional third‑party software user licensing, Client shall contact such third‑party software provider to acquire a new license key. Client shall be responsible for negotiating the terms of such licenses and paying for the increased number of licenses.

11.THIRD-PARTY SOFTWARE SUPPORT SERVICES. OneNeck shall provide Services for third-party applications as set out on Exhibits H-1 and H-2 of this Agreement, according to the following:

11.1.    User Access.

11.1.1.    Security. Client shall manage all security related to who is allowed to have access to third party software. OneNeck shall manage the third party application security based on the Client-provided list of users.

11.1.2.    User ID Maintenance. OneNeck shall maintain all Third Party User ID’s and any authorization requirements attendant thereto.

11.1.3.    Issue Resolution.

11.1.3.1.    Solution Research. OneNeck will research problems and issues utilizing: (i) OneNeck knowledge of known errors and their solution and (ii) general troubleshooting.

11.1.3.2.    Solution Implementation. When the solution of an identified Problem becomes known, OneNeck will notify the Client contact of the solution. In the event a software solution is not available, the Systems Administrator will assist the Client designee in developing detours to the Problem.

11.2.    Patch Maintenance.

11.2.1.    At the request of Client, OneNeck’s System Administrator shall move identified patches to Client’s production environment to implement necessary patches.

11.2.2.    Client shall, with the assistance of OneNeck upon request, be responsible for testing all patches to ensure (1) the patch resolved the Problem in question and (2) the patch does not negatively impact other third-party functionality necessary for Client.

11.3.    Upgrades and Licensing.

11.3.1.    Third-party Interface Software Installation. In the event a third-party software provider releases a software upgrade, OneNeck will contact provider’s Support to determine the compatibility with existing operating system and with other software and notify Client of the result. OneNeck will perform third-party software upgrades to appropriate Client servers a maximum of once per year, as part of the Monthly Base Fee. OneNeck shall provide additional upgrade services during the same calendar year subject to the Change Order Process. Such upgrade(s) may require the services of a third-party technical specialist. OneNeck shall assist Client in coordinating this installation and OneNeck shall cooperate with such third-party or other vendor during installation. Client shall bear the responsibility of contracting with the third-party and paying such third-party for these services.

11.3.2.    License Maintenance. In the event Client requires additional third-party software user licensing, Client shall contact such third-party software provider to acquire a new license key. Client shall be responsible for negotiating the terms of such licenses and paying for the increased number of licenses.

THE PARTIES HEREBY ACKNOWLEDGE that they have read and understand the provisions of this Service Appendix and agree to be bound by all of the provisions, terms, and conditions specified herein.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused this Service Appendix to be executed by their duly authorized representatives.

ONENECK IT SERVICES CORPORATION         ADEPT TECHNOLOGY, INC.
By: /s/ David T. Glynn                    By: /s/ John Dulchinos
Name: David T. Glynn                    Name: John Dulchinos
Title: CAO                        Title: President & CEO

Date: 11/19/08                        Date: 11/12/08

This Service Level Appendix sets forth the additional and particular Service Levels for the Servers, Data Center, operations and administrative services, and other related Services identified herein. In addition, this Service Level Appendix in no way alters the terms and conditions applicable to the Services, to the extent such services are more particularly described in the Service Appendix or in this Agreement. All the terms used herein shall retain the same meaning as defined in the Agreement and Service Appendix between Client and OneNeck and such definitions are incorporated herein by reference as of the Effective Date of this Agreement.

SERVICE LEVELS

Service	Service Level	Absolute (A) Target (T) Goals (G)	Measurement Frequency and Format	Reporting Frequency and Format	Service Credit Type Availability/ Interrupt/SPM
1. Operator attended operations – 24 hours per day, every day of the year (Service Appendix – Data Center Management)	100%	A	Exception basis	As required, summarized monthly; Quality of Service Report	SPM
2. System Availability - Production Hours (Service Appendix – Data Center Management)	99.5%	T	Continuously, without interruption; Server Performance Measurement Tools	Monthly; Quality of Service Report	Availability
3. System Availability – Non-Production Hours (Service Appendix – Data Center Management)	98%	T	Continuously, without interruption; Server Performance Measurement Tools	Monthly; Quality of Service Report	Availability
4. Problem Diagnosis and Resolution (Service Appendix – Support Center Services)	In accordance with the provisions of Article 3	A	On demand or Monthly; Review of Problem Report Log	On demand or Monthly; Quality of Service Report	SPM
5. Physical Security of Data Center and Equipment – 24 hours per day, every day of the year (Service Appendix – Data Center Management)	100%	A	Continuously, without interruption; Exceptions	As required; Summarized monthly; Quality of Service Report	SPM

6. Support Center for Problem Reporting – 24 hours per day, every day of the year (Service Appendix – Support Center Services)	In accordance with the provisions of Article 3	A	Per call; Via Problem Report Log	Monthly; Quality of Service Report	SPM
7. Service Interrupt Management (Service Appendix – Service Management)	There will be not more than three (3) Service Interrupt per calendar month; 100%	T	Monthly; As requested	As requested; Monthly. Quality of Service Report	Interrupt
8. Quality of Service Reports (Service Appendix – Service Management; Exhibit C; Agreement, Section 6(d))	Provided monthly within fifteen (15) calendar days after the end of each calendar month covering the prior calendar month	A	Monthly; Availability of the Report	Monthly; Quality of Service Report	SPM
9. System Security Administration (Service Appendix – Data Center Management)	Continuously, in accordance with the provisions of Article 2	A	Exception basis	Monthly; Quality of Service Report	SPM

ONENECK IT SERVICES CORPORATION        ADEPT TECHNOLOGY, INC.

By: /s/ David T. Glyn        By: /s/ John Dulchinos

Name: David T. Glynn        Name: John Dulchinos

Title: CAO        Title: President & CEO

Date: 11/19/08        Date: 11/12/08

The following are Client’s current Business Locations covered by the Services:

1.	Adept Technology, Inc.
3011 Triad Drive
Livermore, California 94551

2.Corporate Headquarters
Adept Technology, Inc.
5960 Inglewood
Pleasanton, CA 94588
Tel: 925.245.3400
Fax: 925.960.0452

3.Adept Technology, Inc.
5627 Gibralter
Pleasanton, CA 94588

4.Adept Technology, Inc.
11133 Kenwood Road
Cincinnati, OH 45242
Tel: 513.792.0266
Fax: 513.792.0274

5.Adept Technology, Inc.
3400 International Airport Drive
Suite 950
Charlotte, NC 28208
Tel: 704.423.9463
Fax: 704.423.9464

6.Asia/Pacific Rim Regional Headquarters
Adept Technology Int'l Ltd
151 Lorong Chuan #04-07
New Tech Park, Lobby G
Singapore 556741
Singapore Tel: +65 6281.5731
Fax: +65 6280.5714

7.European Regional Headquarters
Adept Technology GmbH
Otto-Hahn-Str. 23
44227 Dortmund
Germany
Tel: +49 231.75.89.40
Fax: +49 231.75.89.450

8.Adept Technology GmbH
Höfkerstrasse 20a
44149 Dortmund
Germany

9.Adept Technology France SARL
Parc Du Moulin de Massy
41, rue du Saule Trapu
CE-222
91882 MASSY Cedex
France
Tel: +33 (0)1.6919.1616
Fax: +33 (0)1.6932.0462

10.Adept Technology France SARL
Parc Altaïs
25, rue Véga
74650 Chavanod
France
Tel: +33 (0)4.5002.8116
Fax: +33 (0)4.5069.1359

11.Adept Technology, Inc.
Dirk Loogenstraat 1
3814 BC Amersfoort
Netherlands
Tel: +31 (0)33.480.0371
Fax: +31 (0)33.480.0372

A.    Problem Report Summary

1.    Problem Report Statistics By:
a.    Quantity
b.    Duration
c.    Resolutions
d.    Times to Close By Priority Level
e.    Outstanding (Open) Reports

B.    Service Level Management

1.    Monthly Management Summary
2.    Performance of Service Measures Against Requirements
a.    Performance Measurements

C.    Service Issues

1.    Open Issues from Prior Meetings
2.    Service Recommendations
a.    Outstanding OneNeck Recommendations
b.    Outstanding Client Recommendations
3.    Miscellaneous Issues

A.    SERVICE CREDITS. Service Credits, which shall be calculated in accordance with the provisions herein, shall be applied to reduce the Monthly Base Service Fee owed by Client to OneNeck under the terms of this Agreement. Such Service Credits will be applied against the Services provided by OneNeck to Client, as defined in the Service Appendix. OneNeck shall commence on the Commencement Date the making, recording, and retaining of all measurements needed to compute Service Credits, as defined in the Services Appendix. Beginning on the Commencement Date and continuing until this Agreement expires or is terminated for any reason, and thereafter during the termination assistance period, OneNeck shall make the computation of Service Credits in the manner and according to the frequency set forth herein. Service Credits apply only to Services that have been designated as “Absolute” Services, as found in the Service Level Appendix (Exhibit A-2). Service Credits shall be measured and calculated as follows:

1.    System Availability.

a.    Production Hours.

1)    Service Credits. For each calendar month, if any System experiences Availability during Production Hours below the System Availability requirement as defined in the Agreement or in the Service Level Appendix (Service Levels), Client will receive a Service Credit (without taking into account any Service Credits) for the month in which the Service Credit is calculated, using the following table:

Production Hours System Availability Table

Availability %	Service Credit %
99.4 – 98.5	2
98.4 – 97.5	4
97.4 – 96.5	6
96.4 – 95.5	8
95.4 – 94.5	10
94.4 – 93.5	12
93.4 – 92.5	14
92.4 – 91.5	16
91.4 – 90.5	18
90.4 – 89.5	20
89.4 – 88.5	22
88.4 – 00.0	**

** For Availability percentages between 88.4 and 70.0, the Service Credit shall be arrived at by linear interpolation on the scale 24% to 100%. Availability percentages below 70% will result in a 100% service credit.

b.Non-Production Hours

1)Service Credits. For each calendar month, if any System experiences Availability during Non-Production Hours below the System Availability requirement as defined in the Agreement or in the Service Level Appendix (Service Levels), Client will receive a Service Credit (without taking into account any Service Credits) for the month in which the Service Credit is calculated, using to the following table:

Non-Production Hours System Availability Table

Availability %	Service Credit %
97.9 – 97.0	2
96.9 – 96.0	4
95.9 – 95.0	6
94.9 – 94.0	8
93.9 – 93.0	10
92.9 – 92.0	12
91.9 – 91.0	14
90.9 – 90.0	16
89.9 – 89.0	18
88.9 – 88.0	20
87.9 – 87.0	22
86.9 – 00.0	**

** For Availability percentages between 86.9 and 70.0, the Service Credit shall be arrived at by linear interpolation on the scale 24% to 100%. Availability percentages below 70% will result in a 100% service credit.

2.    Service Interrupts. If Service Interrupts exceed the maximum defined in the Agreement or in the Service Level Appendix, then Client shall receive a Service Credit based upon the number of Service Interrupts in the calendar month as listed in the table below. Service Credit shall be equal to the percentage (from the table below) of the Designated Fees (without taking into account any Service Credits) under the Agreement for the month in which the Service Interrupts occurred.

Number of Service Interrupts	Service Credit %
0 – 3	0
4 – 6	2
7 – 9	4
10 - 12	6
13 – 15	8
16 – 18	10
19 – 21	12
22 – 24	14
25 – 27	16
28 – 30	18
31+	20

3.    Service Performance Measurement. For all Services that cannot be measured in accordance with the measurements set forth in Item 1 (“Availability”) and/or Item 2 (“Service Interrupts”), above, OneNeck shall monitor and track each Service Performance Measurement as identified in the Agreement and in the Service Appendices, and report these results in the Monthly Quality of Service Report. For each Service that falls below the corresponding Service Level during the month in which measured, Client shall receive a Service Credit in the amount of one percent (1%) for that month.

LIMIT ON SERVICE CREDITS. SERVICE CREDITS MAY ACCUMULATE UP TO ONE HUNDRED PERCENT (100%) OF THE SERVICE FEES UNDER THE AGREEMENT FOR THAT MONTH, HOWEVER, IN NO CASE SHALL THE SUM OF SUCH SERVICE CREDITS EXCEED ONE HUNDRED PERCENT (100%) OF THE SERVICE FEES IN ANY PARTICULAR MONTH.

MONTHLY SERVICES	MONTHLY BASE FEE
Baan Outsourcing Services –Fixed monthly fee	$12,698
Baan Application Administration
Support Center Services
Oracle Database Administration
Server Administration Services
Service Management
Baan Functional Support
Infrastructure Outsourcing Services –Fixed monthly fee	$13,132
Exchange Application Administration
Support Center Services[1]
SQL Database Administration
Server Administration Services[2]
Network Management & Administration
Facilities
Internet Bandwidth	$747
Floors Space and Environmentals	$2,055
Shared Backup and Recovery	$3,087
Infrastructure
VPN Network Hardware	$693
Other Professional Services[3]
Transition Services	$900
TOTAL MONTHLY FEE	$33,312

SERVICES	FEE
Additional Services Rate	$125 / hour
Additional Services Rate applies to all work conducted on a time and materials basis by OneNeck for Adept during the term of this Agreement, including termination services.

THE PARTIES HEREBY ACKNOWLEDGE that they have read and understand the provisions of this Exhibit E Service Fees and agree to be bound by all of the provisions, terms, and conditions specified herein.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused this Exhibit E Service Fees to be executed by their duly authorized representatives.
ONENECK IT SERVICES CORPORATION     ADEPT TECHNOLOGY, INC.

By: David T. Glynn        By: John Dulchinos

Name: David T. Glynn    Name: John Dulchinos

Title: CAO    Title: President & CEO

Date: 11/19/08    Date:11/12/08

The following illustration is an example of the Service Change Order Request Form. Such form may require additional information, as requested by Client, to comply with Client's regulatory requirements.

SERVICE CHANGE ORDER REQUEST FORM

Change Title: ________________________ Change Request No.: ________________________

Requester Name: _____________________ Date Submitted: ___________________________

Project Name: _______________________ Project Number: ___________________________

Change Type: _____ Service _____ Service Implementation

Description of Requested Change:
Reason for and Benefit of Change:
Supporting Documentation (itemize here and attach copy hereto)

Requested by: ___________________________ Change Required by (date) ______________

Request Authorized by: ______________________________ Date: _________________

Request Accepted by: ________________________________ Date: _________________

The following illustration is an example of a Service Change Order Request Evaluation Form. Such form may require additional information, as requested by Client, to comply with Client's regulatory requirements.

SERVICE CHANGE ORDER REQUEST EVALUATION FORM
Area of Impact and Effect of the Change (including, without limitation, Disaster Recovery Services):
Cost and Schedule Analysis (must attach detailed analysis):
Lead Time for Change: Billable Cost of Making the Change: Change in Pricing:

Evaluated By: ______________________ Date: _______ Recommended (circle one)
                                                                                                      Accept Defer Withdraw

Reviewed By: ______________________ Date: __________

                        ______________________ Date: __________

                        ______________________ Date: __________

Resolution:
                  _____ Change Accepted, to be implemented on _____/_____/_____ (Phase _____)

                  _____ Change Deferred until _____/_____/_____

                  _____ Change Withdrawn by: _____________________ on _____/_____/_____

                  _____ Change implemented on _____/_____/_____

The following illustration depicts the System Change Request Form. Such form may require additional information, as requested by Client, to comply with Client's regulatory requirements.

System Change Request Form # _______________ Change Scope
CHANGE DESCRIPTION:
PURPOSE OF CHANGE:
AFFECTED SYSTEM COMPONENTS:
METHOD TO MEASURE SUCCESS/FAILURE:
IMPACT IF FAILURE:
CONTINGENCY IF FAILURE:
IMPLEMENTATION SCOPE
Time Required to Implement (in hours):
Scheduled Change Data Time: From: To:
Scheduling Dependencies to Other Changes:
Implementation Instructions:
Method to Contact Requester if Questions:
APPROVALS
Requester and Organization:
Technical Review and Approval:
Management Approval:
COMPLETION DATA
Change Data Time: Start: Finish:
Result Summary:

Upon a termination of this Agreement, the Parties agree to the following Termination Plan. This Termination Plan is designed to effect a smooth, efficient, and cost-effective transition of Client's outsourcing services from OneNeck to Client or one or more third party providers. The “Termination Assistance” provided in this Termination Plan shall, without limitation and in addition to those items set forth in Section 10 (“Termination”) of the Agreement, include the following:

1.	OneNeck shall:

a.	cooperate with Client in effecting the orderly transfer of the Services from OneNeck to Client or one or more third party providers,

b.	continue to perform those Services requested by Client, and

c.	perform such reasonable Additional Services as may be requested by Client, provided the applicable procedures for Additional Services are followed.

2.	OneNeck shall provide Termination Assistance to Client for up to six (6) months after the effective date of the expiration or termination for any reason of this Outsourcing Agreement.

3.
Each Party shall have the rights contained in the Agreement as specified in Section 8 “Equipment,” Section 10 “Termination,” Section 12 “Indemnity,” Section 14 “Representations and Warranties,” Section 15 “Confidentiality,” and Section 16 “Proprietary Rights” with respect to Services, software, hardware, and equipment.

4.
Upon Client’s request, with respect to any contracts applicable to the Services being provided to Client by OneNeck for maintenance and other necessary third party services, other than subcontractor services, being used by OneNeck to perform the Services as of the expiration or termination of this Agreement, OneNeck shall transfer or assign such agreements to Client or its designee, on terms and conditions acceptable to both parties and subject to the payment by Client of any transfer fee or nonrecurring charge imposed by the applicable third party vendors.

5.
Client shall pay to OneNeck applicable Termination Assistance fees, if applicable, in accordance with Section 10(d) of the Agreement, which fees shall be at the then current applicable rates of OneNeck, as evidenced by the rate sheet in Exhibit E and as may be amended from time to time, and shall also be reasonable, in accordance with industry standards, and not exceed competitively available rates. Client shall pay OneNeck, on the first day of each month and as a condition to OneNeck’s obligation to provide Termination Assistance to Client during that month, an amount equal to OneNeck’s reasonable estimate of the total amount payable to OneNeck for such Termination Assistance for that upcoming month.

6.
OneNeck shall, for a period of three (3) months following the end of this Termination Plan, warrant that the services performed under this Termination Plan shall have been performed in a professional manner consistent with industry standards. This warranty shall not extend to the performance or condition of deliverables or services for which OneNeck is not responsible, or any hardware, software, or equipment acquired from third party vendors in contemplation of the Project or otherwise used in respect thereto. This warranty is limited in scope to the services provided by OneNeck under this Termination Plan and shall not be construed as to limit or expand the warranty provided in Section 14 of the Agreement.

OneNeck Provided Software

LOCATION	PRODUCT	VERSION	QNTY	DESCRIPTION	MAINTENANCE/ WARRANTY COVERAGE
OneNeck Data Center

OneNeck Provided Hardware

LOCATION	PRODUCT	MODEL	QNTY	DESCRIPTION	SERIAL NO.	MAINTENANCE/ WARRANTY COVERAGE
OneNeck Data Center

Client Software

LOCATION	PRODUCT	VERSION	QNTY	DESCRIPTION	MAINTENANCE/ WARRANTY COVERAGE
OneNeck Data Center

Client Hardware

LOCATION	PRODUCT	MODEL	QNTY	DESCRIPTION	SERIAL NO.	MAINTENANCE/ WARRANTY COVERAGE
OneNeck Data Center

CONFIDENTIAL